CONSOLIDATED FINANCIAL STATEMENTS National Mentor Holdings, Inc. As of and for the years ended September 30, 2025 and 2024 With Independent Auditor’s Report

National Mentor Holdings, Inc. Consolidated Financial Statements Contents Independent Auditor’s Report .................................................................................................................................................. 1 Consolidated Balance Sheets .................................................................................................................................................... 3 Consolidated Statements of Operations .................................................................................................................................... 4 Consolidated Statements of Comprehensive Loss .................................................................................................................... 5 Consolidated Statements of Stockholders' Deficit .................................................................................................................... 6 Consolidated Statements of Cash Flows .................................................................................................................................. 7 Notes to Consolidated Financial Statements ............................................................................................................................ 9 Supplemental Consolidating Information (Unaudited) ............................................................................................................ 36

To the Board of Directors of National Mentor Holdings, Inc. Opinion We have audited the consolidated financial statements of National Mentor Holdings, Inc. and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of September 30, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are issued. Auditor's Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material Deloitte & Touche LLP 115 Federal Street Boston, Massachusetts 02110 USA Tel.: +1 617 437 2000 www.deloitte.com misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Disclaimer of Opinion on Supplementary Information Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the financial statements. This supplementary information is the responsibility of the Company's management. Such information has not been subjected to the auditing procedures applied in our audits of the financial statements and, accordingly it is inappropriate to and we do not express an opinion on the supplementary information referred to above. November 26, 2025

National Mentor Holdings, Inc. Consolidated Balance Sheets (Amounts in thousands, except share amounts) As of September 30, 2025 2024 ASSETS Current Assets: Cash and cash equivalents $ 3,026 $ 7,346 Restricted cash 820 545 Accounts receivable, net 311,232 298,231 Prepaid expenses and other current assets 40,212 32,133 Assets held for sale 10,752 — Total current assets 366,042 338,255 Property and equipment, net 125,689 140,212 Intangible assets, net 582,240 666,250 Goodwill 611,504 617,151 Operating lease right-of-use assets 367,485 388,350 Finance lease right-of-use assets 34,738 26,366 Restricted cash 50,000 50,000 Other assets 77,345 66,698 Total assets $ 2,215,043 $ 2,293,282 LIABILITIES AND STOCKHOLDERS' DEFICIT Current Liabilities: Accounts payable $ 72,130 $ 58,416 Accrued payroll and related costs 175,622 138,643 Other accrued liabilities 130,168 104,080 Current operating lease liabilities 101,234 101,248 Current finance lease liabilities 9,150 5,556 Borrowings under revolving commitments — 1,030 Current portion of long-term debt 24,341 30,397 Liabilities to be disposed of 10,252 — Total current liabilities 522,897 439,370 Other long-term liabilities 166,024 138,415 Deferred tax liabilities, net 9,565 42,038 Operating lease liabilities, less current portion 292,057 308,334 Finance lease liabilities, less current portion 30,090 24,460 Long-term debt, less current portion 1,934,566 2,007,756 Other commitments and contingencies (Note 16) Stockholders' Deficit National Mentor Holdings, Inc. stockholders’ deficit Common stock, $0.01 par value; 100 shares authorized, issued and outstanding at September 30, 2025 and 2024 — — Additional paid-in capital 44,439 42,587 Accumulated loss on derivatives, net of tax benefit of $0 and $413 at September 30, 2025 and 2024, respectively (2,608) (1,081) Accumulated deficit (776,816) (704,905) Total National Mentor Holdings, Inc. stockholders’ deficit (734,985) (663,399) Noncontrolling interests (5,171) (3,692) Total stockholders' deficit (740,156) (667,091) Total liabilities and stockholders' deficit $ 2,215,043 $ 2,293,282 See accompanying notes to these consolidated financial statements. 3

National Mentor Holdings, Inc. Consolidated Statements of Operations (Amounts in thousands) For the Year Ended September 30, 2025 For the Year Ended September 30, 2024 Net revenue $ 3,188,309 $ 3,034,176 Cost of revenue (exclusive of depreciation and amortization expense below) 2,576,645 2,468,197 Operating expenses: General and administrative 338,650 297,613 Depreciation and amortization 155,736 170,841 Loss on assets held for sale and divestitures 10,647 2,502 Total operating expenses 505,033 470,956 Income from operations 106,631 95,023 Other income (expense): Interest expense (186,170) (208,584) Other income, net 2,252 3,672 Loss before income taxes (77,287) (109,889) (Benefit from) provision for income taxes (3,897) 34,036 Net loss (73,390) (143,925) Less: Net loss attributable to noncontrolling interests (1,479) (1,774) Net loss attributable to National Mentor Holdings, Inc. $ (71,911) $ (142,151) See accompanying notes to these consolidated financial statements. 4

National Mentor Holdings, Inc. Consolidated Statements of Comprehensive Loss (Amounts in thousands) For the Year Ended September 30, 2025 For the Year Ended September 30, 2024 Net loss $ (73,390) $ (143,925) Other comprehensive loss, net of tax: Unrealized loss on derivative instrument classified as cash flow hedge, net of tax benefit of $23 and $1,109 for the years ended September 30, 2025 and 2024, respectively (645) (2,908) Realized gain on derivative instruments reclassified out of Other comprehensive loss into net loss, net of tax benefit (expense) of $435 and ($538) for the years ended September 30, 2025 and 2024, respectively (882) (1,410) Comprehensive loss (74,917) (148,243) Less: Comprehensive loss attributable to noncontrolling interests (1,479) (1,774) Comprehensive loss attributable to National Mentor Holdings, Inc. $ (73,438) $ (146,469) See accompanying notes to these consolidated financial statements. 5

National Mentor Holdings, Inc.
Consolidated Statements of Stockholders' Deficit
(Amounts in thousands, except share amounts)

	National Mentor Holdings, Inc.							
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Deficit
	Shares	Amount					
Balance at October 1, 2023	100	$ —	$ 43,652	$ 3,237	$ (562,754)	$ (1,918)	$ (517,783)
Dividends to Parent	—	—	(4,782)	—	—	—	(4,782)
Stock-based compensation	—	—	3,717	—	—	—	3,717
Other comprehensive loss, net of tax	—	—	—	(4,318)	—	—	(4,318)
Net loss	—	—	—	—	(142,151)	(1,774)	(143,925)
Balance at September 30, 2024	100	—	42,587	(1,081)	(704,905)	(3,692)	(667,091)
Dividends to Parent	—	—	(492)	—	—	—	(492)
Stock-based compensation	—	—	2,344	—	—	—	2,344
Other comprehensive loss, net of tax	—	—	—	(1,527)	—	—	(1,527)
Net loss	—	—	—	—	(71,911)	(1,479)	(73,390)
Balance at September 30, 2025	100	$ —	$ 44,439	$ (2,608)	$ (776,816)	$ (5,171)	$ (740,156)

See accompanying notes to these consolidated financial statements.

6

National Mentor Holdings, Inc. Consolidated Statements of Cash Flows (Amounts in thousands) For the Year Ended September 30, 2025 For the Year Ended September 30, 2024 Cash Flows from operating activities: Net loss $ (73,390) $ (143,925) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 155,736 170,691 Amortization of original issue discount and financing costs 4,277 4,242 Non-cash operating lease expense 106,907 108,895 Stock-based compensation expense 2,344 3,717 Deferred income taxes (32,886) 3,618 Loss on assets held for sale and divestitures 10,647 2,502 Other non-cash transactions (375) — Loss (gain) on derivative financial instruments 1,577 (1,947) Net change in fair value of contingent liabilities — (650) Changes in operating assets and liabilities, net of acquisitions: Accounts receivable (13,506) 15,306 Other assets (18,777) (7,719) Accounts payable 13,291 (2,619) Accrued payroll and related costs 36,979 12,869 Other accrued liabilities 23,661 792 Other long-term liabilities 27,608 10,155 Obligations under operating leases (102,078) (100,418) Net cash provided by operating activities 142,015 75,509 Cash Flows from investing activities: Acquisition of businesses, net of cash acquired (6,102) — Purchases of property and equipment (49,027) (39,854) Proceeds from sale of property and equipment 831 744 Net cash used in investing activities (54,298) (39,110) Cash Flows from financing activities: Issuance of long term-debt — 1,144 Repayments of long-term debt (30,499) (35,088) Dividends to Parent (492) (4,782) Proceeds from borrowings under revolving commitments 1,143,400 1,069,333 Repayments of borrowings under revolving commitments (1,196,445) (1,101,210) Repayments of finance lease liabilities (7,502) (3,755) Cash paid for earn-out obligations (200) (200) Payments of deferred financing costs (24) (537) Net cash used in financing activities (91,762) (75,095) Net decrease in cash, cash equivalents, and restricted cash (4,045) (38,696) Cash, cash equivalents, and restricted cash at beginning of period 57,891 96,587 Cash, cash equivalents, and restricted cash at end of period $ 53,846 $ 57,891 7

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets Cash and cash equivalents $ 3,026 $ 7,346 Restricted cash, current 820 545 Restricted cash, noncurrent 50,000 50,000 Total cash, cash equivalents, and restricted cash $ 53,846 $ 57,891 Supplemental disclosure of cash flow information Cash paid for interest $ 180,099 $ 196,765 Cash paid for income taxes, net $ 29,182 $ 28,793 Supplemental disclosure of non-cash investing activities: Accrued property and equipment $ 2,505 $ 2,082 Right-of-use assets obtained in exchange for operating lease liabilities $ 100,581 $ 87,225 Right-of-use assets obtained in exchange for finance lease liabilities $ 17,998 $ 18,457 See accompanying notes to these consolidated financial statements. 8

National Mentor Holdings, Inc. Notes to Consolidated Financial Statements As of and for the year ended September 30, 2025 1. Business Overview National Mentor Holdings, Inc., through its wholly-owned subsidiaries (collectively, the “Company” or “NMHI”), is a leading provider of home-based and community-based health and human services to adults and children with intellectual and/or developmental disabilities ("I/DD"), acquired brain injury and other catastrophic injuries and illnesses; to youth with emotional, behavioral and/or medically complex challenges; and to other individuals who may require care across a lifetime. Since the Company’s founding in 1980, the Company has evolved into a diversified national network providing an array of high-quality services and care in large, growing and highly-fragmented markets. The Company provides services to the individuals above in order to support their independence. During the month ended September 30, 2025, the Company operated in 40 states, and was serving an average of approximately 17,000 individuals in residential settings and an average of approximately 26,900 individuals in non-residential settings. The Company designs customized service plans to meet the individual needs of those served by the Company, which it delivers in home-based and community-based settings. Most of the Company’s service plans involve various supports, typically in small group homes, host home settings, or specialized community facilities, designed to improve the quality of life of the individuals served by the Company and to promote their independence and participation in community life. Other services offered include supported living, day and transitional programs, vocational services, case management, family-based and outpatient therapeutic services, post-acute treatment and neurorehabilitation, neurobehavioral rehabilitation and physical, occupational and speech therapies, among others. The Company’s customized service plans offer individuals as well as the payors of these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. On October 1, 2024, the Company reorganized its operating divisions in order to align the business with the three distinct populations that the Company serves: (1) adults needing sustained physical or psychosocial support, (2) individuals living with a traumatic brain injury, and (3) children needing behavioral health support and therapeutic foster care. The reorganization resulted in a decrease from four to three operating divisions. The three new operating divisions are (1) Community Services ("CS"), which is a combination of the former CS and Sevita Connected Care ("SCC") operating divisions, (2) NeuroRestorative ("Neuro"), which consists of the former Neuro operating division, less the portion of the former Neuro operating division which served pediatrics, and (3) Pediatrics ("Peds") which is a combination of the operating division formerly referred to as Children & Family Services ("CFS"), as well as the pediatrics portion of the former Neuro operating division. The operating divisions are organized by service line and each group markets their services under various tradenames, including The MENTOR Network, MENTOR, REM, and NeuroRestorative, among others. In addition to these sub-brands, the Company operates under the corporate brand, Sevita. Merger and Related Transactions On March 8, 2019, Civitas Solutions, Inc., the parent of NMHI, entered into a merger agreement (the "Merger"), dated as of December 18, 2018, by and among Civitas, Celtic Intermediate Corp., an affiliate of Centerbridge Partners, L.P. (“Parent”), and Celtic Tier II Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). In connection with the Merger and as a result of a series of downstream mergers, NMHI became a direct, wholly-owned subsidiary of Parent and successor to Civitas. All the outstanding shares of Celtic Intermediate Corp. are owned by Celtic Holdings CB, L.P. Recapitalization Transaction On November 12, 2021, affiliates of Parent, Vistria Group (“Vistria”), and Ascension Ventures (“Ascension”) and Celtic Holdings CB, L.P., entered into a Unit Purchase Agreement (the “Unit Agreement”) with affiliates of Madison Dearborn Capital Partners (“MDP”). Pursuant to the Unit Agreement, affiliates of Parent, Vistria, and Ascension and Celtic Holdings CB, 9

L.P. agreed to sell a portion of their Class A Units, and MDP agreed to purchase, a 25% stake of Celtic Holdings CB, L.P. Class A Units. The Unit Agreement was subject to several closing conditions, including the consummation of the Continuation Fund Transaction Closing which occurred on May 6, 2022, pursuant to which the Class A Units of Celtic Holdings CB, L.P. was acquired by a continuation fund vehicle managed and controlled directly or indirectly by Parent (the “Recapitalization Transaction”). In connection with the Recapitalization Transaction, affiliates of Parent, Vistria, MDP, and Finback Investment Partners (“Finback”) purchased Class A-1 Units. Additionally, all outstanding Class B Units issued under the 2019 Unit Incentive Plan were repurchased, with those individuals able to reinvest a portion of their proceeds into Class A-2 Units. Res-Care Community Living Acquisition On January 17, 2025, the Company entered into a definitive agreement (the “Agreement”) to purchase the Community Living business of BrightSpring Health Services, Inc. ("BrightSpring") for $835.0 million in cash consideration, subject to customary adjustments, including working capital adjustments (the "Acquisition"). The Community Living business, also known as Res-Care Community Living, consists of home and community based waiver programs, intermediate care facilities, supported living, and other supports and services provided to individuals with I/DD. The Acquisition is subject to certain customary closing conditions, including approval of federal and state antitrust statutes. The Agreement contains customary representations and warranties made by BrightSpring and the Company, all of which terminate at the closing. The Company has obtained a representation and warranty insurance policy to provide coverage for breaches of representation and warranties of BrightSpring, which is subject to certain exclusions, deductibles and other terms and conditions set forth herein. The parties have also agreed to comply with certain operating covenants during the interim period between the date of the Agreement and the date of the closing of the Acquisition, including agreeing not to incur or guarantee additional indebtedness, enter into any merger with another party, make any material change in financial or accounting methods. The Agreement provides that, for five years following the closing of the Acquisition, BrightSpring and their respect affiliates will not engage in a business that is competitive with the Community Living business. In addition, for two years following the closing of the Acquisition, BrightSpring and its affiliates will not hire nor solicit customers, suppliers, or business relations of the Community Living business. The Agreement provides that at closing, and as a condition to the closing obligations of the parties, the parties and/or their affiliates will enter into certain ancillary agreements, including (a) a transition services agreement, pursuant to which, among other things BrightSpring will provide certain operational transitional services to the Company for a period of time after the closing, and (ii) a management agreement, in order to provide for continuity of operations of the Community Living business and to support the orderly transfer of the applicable permits to operate. The Agreement contains certain termination rights, including if the closing has not occurred by January 17, 2026. The Agreement provides that upon termination of the Agreement under specified circumstances, the Company will be required to pay a $35.0 million termination fee in cash, provided that in the event that the Agreement is terminated by either BrightSpring or the Company as a result of certain antitrust approvals not being obtained, the Company will be required to pay a termination fee of $40.0 million. In connection with the Acquisition, the Company has obtained the commitment of Goldman Sachs Bank USA ("GS") and Barclays Bank PLC ("Barclays") to provide an Incremental Term Facility in the amount of $740.0 million. The proceeds of the Incremental Term Loan may be used to fund the purchase price agreed upon pursuant to the terms of the Agreement. The commitment of the lenders to provide the Incremental Term Loan will expire on January 17, 2026. In addition to the commitment of GS and Barclays, the Company has also obtained a commitment by an affiliate of Parent to contribute an amount equal to $97.1 million in cash (or such lesser amount as set forth in the equity commitment letter) in exchange for additional equity to partially fund and close the Acquisition. Similarly, the Company has also obtained a commitment by an affiliate of MDP, to contribute an amount equal to $37.4 million in cash (or such lesser amount as set forth in the equity commitment letter) in exchange for equity to partially fund and close the Acquisition. The commitments of Parent and MDP will expire upon the earliest to occur of the (a) the termination of the Agreement, (b) the termination of the other’s equity commitment, and (c) the Closing of the Acquisition. 10

2. Significant Accounting Policies Basis of Presentation Principles of Consolidation The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and any partially owned entities over which the Company has a controlling financial interest. Intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation. Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Adoption of New Accounting Pronouncements Business Combinations— In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This update amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. As a result of the amendments made by ASU No. 2021-08, it is expected that an acquirer will generally recognize and measure acquired contract assets and contract liabilities in a manner consistent with how the acquiree recognized and measured them in its preacquisition financial statements. The update provides certain practical expedients related to circumstances in which (a) the acquirer has to assess long-term, complex contracts that may have been previously modified or (b) the acquirer is unable to assess or rely on the acquiree’s accounting under Topic 606. The Company adopted this guidance on October 1, 2024. It did not have a material impact on the consolidated financial statements. Fair Value Measurements The accounting standard for fair value measurements defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and requires detailed disclosures about fair value measurements. Under this standard, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect certain market assumptions. This standard classifies these inputs into the following hierarchy: Level 1 Inputs - Quoted prices for identical instruments in active markets. Level 2 Inputs - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable. Level 3 Inputs - Instruments with primarily unobservable value drivers. The fair value hierarchy level is determined by asset class based on the lowest level of significant input. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified between levels. 11

Cash Equivalents The Company considers short-term investments with maturity dates of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market funds. Restricted Cash Restricted cash consists of a cash collateral account set up to support the issuance of letters of credit under the Company’s term letter of credit facility and funds provided from government payors restricted for use by individuals served by the Company. Concentrations of Credit and Other Risks Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents, self-insurance receivables and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States, which at times may exceed federally insured limits of $250 thousand for each financial institution. The Company has not experienced any losses in such accounts. As of September 30, 2025 and 2024, our accounts exceeded federally insured limits by $2.5 million and $6.6 million, respectively. The Company derived approximately 86% and 87% of its revenue from state and local government payors for the years ended September 30, 2025 and 2024, respectively. These entities fund a significant portion of their payments to the Company through federal matching funds, which pass through various state and local government agencies. Of the 40 states the Company operates in, Minnesota is the largest state and generates revenue from contracts with state and local governmental payors which accounted for approximately 13% and 14% of the Company’s net revenue for the years ended September 30, 2025 and 2024, respectively. No other state governments accounted for 10% or more of the Company’s net revenue during the years ended September 30, 2025 or 2024. As of the years ended September 30, 2025 and 2024, the Company’s accounts receivable by payor type was as follows: September 30, 2025 September 30, 2024 State and local government 79.4% 81.6% Non-public 16.9% 14.5% Individual 3.7% 3.9% Total Accounts receivable 100.0% 100.0% Revenue Recognition The Company derives revenue at the amounts that reflect the consideration to which the Company expects to be entitled in exchange for providing care to individuals. These amounts are due from individuals, state and local government agencies and programs, as well as non-public payors, and they include explicit and implicit price concessions as well as variable consideration from retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Revenue is recognized as performance obligations are satisfied. The Company has four types of contractual arrangements with payors which include negotiated contracts, fixed fee contracts, retrospective reimbursement contracts and prospective payment contracts. Under the Company's units-of-service contracts, which include negotiated contracts and fixed fee contracts, revenue is recognized at the time the service is performed. Under the Company's cost reimbursement contracts, which include retrospective reimbursement contracts and prospective payment contracts, revenue is recognized at the time the service costs are incurred. For the Company’s cost- reimbursement contracts, the rate provided by the payor is based on a certain level of service and types of costs incurred in delivering the service. From time to time, the Company receives payments under cost-reimbursement contracts in excess of the 12 allowable costs required to support those payments. In such instances, the Company estimates and records a liability for such excess payments. At the end of the contract period, any balance of excess payments is maintained as a liability until it is reimbursed to the payor or until the Company has exhausted efforts to make the reimbursement. Future revenues may be affected by changes in rate-setting structures, methodologies or interpretations that are enacted in states where the Company operates or by the federal government. The Company determines the transaction price based on standard billing rates for services provided, reduced by contractual adjustments provided to third party payors, discounts to uninsured individuals, implicit price concessions, and state provider taxes or gross receipts taxes levied on services the Company provides. The payment terms and rates of contracts vary by jurisdiction and service type. The Company uses the expected value method in determining the variable component that should be used to arrive at the transaction price, using contractual agreements, historical experience, and recent developments in payment trends. The amount of variable consideration which is included in the transaction price may be constrained, and is included in Net revenue only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Subsequent changes to the estimate of the transaction price are recorded as adjustments to Net revenue in the period such changes become known. The Company recognizes incremental costs of obtaining a contract with amortization periods of one year or less as expense when incurred. These costs are infrequent and have historically been immaterial. Included within the Company’s consolidated balance sheets are contract asset balances, comprised of the amounts related to services provided to individuals for which they have not been billed and that do not meet the conditions of unconditional right to payment at the end of the reporting period, as well as contract liabilities which primarily represent payments the Company receives in advance of performance obligations being met to recognize revenue. The Company had no material contract assets during the years ended September 30, 2025 and 2024 and its contract liability balance consisted of deferred revenue, which is recorded within Other accrued liabilities, see Note 8. Cost of Revenue The Company classifies expenses directly related to providing services as cost of revenue, except for depreciation and amortization related to cost of revenue, which are shown separately in the consolidated statements of operations. Direct costs and expenses principally include salaries and benefits for service provider employees, per diem payments to independently contracted host-home caregivers (“Mentors”), residential occupancy expenses, which are primarily composed of rent, utilities and maintenance related to facilities providing direct care, certain expenses, such as food and medicine and transportation costs for individuals requiring services, professional and general liability expense, employment practices liability expense and workers’ compensation expense. Property and Equipment Property and equipment are recorded at cost and are depreciated using a straight-line method when placed into service, based on their estimated useful lives as follows: Asset Description Estimated Useful Life (in years) Land Indefinite Building 30 Building improvements 10 or 30 Leasehold improvements Not to exceed 7 years or length of lease Vehicles 5 Computer hardware and software 3-5 Furniture, fixtures and equipment 3-5 13

Expenditures for maintenance and repairs are charged to operating expenses as incurred. When assets are sold or retired, the corresponding cost and accumulated depreciation are removed from the related accounts and any gain or loss is recorded in the period of the sale or retirement. Accounts Receivable Accounts receivable primarily consist of amounts due from various state and local government agencies and non- public payors including commercial insurers and private consumers, net of estimates for variable consideration. Allowance for expected credit losses reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company’s accounts receivable balance as of October 1, 2023 was $313.5 million. The Company estimates its expected credit losses under ASC Topic 326, Financial Instruments – Credit Losses, by considering its incurred loss experience and adjusts for known and expected events and other circumstances that management believes are relevant in assessing the collectability of its accounts receivable. The Company’s historical credit losses have been infrequent and immaterial largely because the Company’s accounts receivable are typically paid for by highly-solvent, creditworthy payors, such as Medicaid, other governmental programs, and highly-regulated commercial insurers, on behalf of the individual. Because of the infrequent and insignificant nature of the Company’s historical credit losses, forecasts of expected credit losses are generally unnecessary. Expected credit losses are recognized by the Company through an allowance for credit losses and related credit loss expense. The Company completed its expected loss assessment for accounts receivable which resulted in no credit loss allowance as of September 30, 2025 and 2024. Goodwill The Company reviews costs of purchased businesses in excess of the fair value of net assets acquired (goodwill) for impairment at least annually. The Company conducts its annual impairment test for goodwill on July 1st of each year. The Company may first assess qualitative factors to determine if it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, no further testing is necessary. If, however, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company performs the quantitative goodwill impairment test. The initial assessment of qualitative factors is optional and at the Company's discretion. The Company may bypass the qualitative assessment for any reporting unit in any period. The quantitative goodwill impairment test consists of a comparison of each reporting unit's fair value to its carrying value. The fair value of the reporting unit is determined by using the income approach, specifically the discounted cash flow method, and the market approach. As described above, the fair value of a reporting unit and intangible asset is, in part, based on discounted estimated future cash flows. The assumptions used to estimate fair value include management’s best estimates of future operating cash flows, including revenue growth, margins, and discount rates. As such, actual results may differ from these estimates. Impairment of Long-Lived Tangible and Intangible Assets The Company reviews long-lived tangible and intangible assets for impairment when events or circumstances have occurred that indicate the estimated useful life of these assets may warrant revision or that the carrying amount of these assets may be impaired. If indicators of impairment exist, the Company determines whether or not the carrying amount of these assets is recoverable by comparing the estimated undiscounted future cash flows for the estimated remaining useful life to the 14 carrying value. If the carrying amount of the asset is determined to not be recoverable, an impairment is recognized based on the excess of the carrying amount of the asset over its fair value. Assets Held for Sale The Company classifies long-lived assets, or disposal groups comprised of assets and liabilities, as held for sale in the period in which the following six criteria are met; (i) management, having the authority to approve the action, commits to a plan to sell the property; (ii) the property is available for immediate sale in its present condition, subject only to terms that are usual and customary; (iii) an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; (iv) the sale of the property is probable and is expected to be completed within one year; (v) the property is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (vi) actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. The long lived assets, or disposal groups assets and liabilities, classified as held for sale are recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount exceeds the estimated fair value less cost to sell, a loss is recognized. Long lived assets, or a disposal group comprised of assets and liabilities, are presented separately on the balance sheet in the period in which they are classified as held for sale. Income Taxes The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. Valuation allowances on deferred tax assets are estimated based on the Company’s assessment of the realizability of such amounts. The Company recognizes the benefits of tax positions when certain criteria are satisfied. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. Derivative Financial Instruments The Company, from time to time, enters into interest rate derivative agreements to hedge against variability in cash flows resulting from fluctuations in the benchmark interest rate on the Company’s debt. Derivative financial instruments are recorded on the balance sheet at fair value, representing the price that would be paid to transfer the liability in an orderly transaction between market participants, and was determined based on pricing models and independent formulas using current assumptions. The Company establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations or in the consolidated statements of comprehensive loss depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For agreements designated as a cash flow hedge, the change in fair value was recorded as an adjustment to unrealized gain (loss) on derivative instrument within the consolidated statements of comprehensive loss. For agreements that are not designated as a cash flow hedge, prospective mark to market adjustments are recognized in interest expense in the consolidated statements of operations and accumulated mark to market adjustments as of the date the cash flow hedge was de- designated are amortized and recognized in interest expense over the term of the agreement. Stock-Based Compensation Stock-based compensation is based on the estimated grant-date fair value of the award and is recognized using an accelerated attribution model over the grantee’s requisite service period. Stock-based compensation is recorded in General and 15 administrative expenses in the consolidated statements of operations based on the classification of the grantee. The Company’s equity awards generally consist of incentive units that are subject to various service, market, and performance conditions. The fair value of each award is estimated using a Monte Carlo pricing model or a Black-Scholes option-pricing model. For awards that include a performance condition contingent upon a change of control (as defined in the applicable agreement), no stock- based compensation expense is recognized in the consolidated statements of operations until a change of control occurs. Forfeitures are accounted for as they occur. See Note 19, Stock-Based Compensation for additional disclosures. Self-Insurance The Company maintains insurance for professional and general liability, workers’ compensation, automobile liability and health insurance with policies that include self-insured retentions. Employment practices liability is fully self- insured. The Company records expenses related to claims on an incurred basis, which includes estimates of fully developed losses for both reported and unreported claims. The accruals for the health, workers’ compensation, automobile, employment practices liability (with the exception of employee-related class action lawsuits which represent legal contingencies), and professional and general liability programs are based on reports by independent third party actuaries. Accruals are periodically reevaluated and increased or decreased based on new information. The Company records its insurance liabilities on a gross basis without giving effect to insurance recoveries. Insurance recovery receivables are recorded in Prepaid expenses and other current assets and Other assets in the consolidated balance sheets. Self-insured liabilities are presented in Accrued payroll and related costs, Other accrued liabilities and Other long-term liabilities on the Company’s consolidated balance sheets. Insurance liabilities related to claims that existed as of March 8, 2019 are accounted for at fair value and remeasured on a recurring basis. See Note 13, Fair Value Measurements for additional disclosures. Legal Contingencies The Company reserves for costs related to contingencies when a loss is probable and the amount is reasonably estimable or a range of loss can be determined. These accruals represent management’s best estimate of probable loss. Disclosure is also provided when it is reasonably possible that a loss will be incurred, when it is reasonably possible that the amount of loss will exceed the recorded provision, or when it is probable that a loss will be incurred that is not reasonably estimable. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates. These revisions in the estimates of the probable liabilities could have a material impact on the consolidated results of operations and consolidated balance sheets. Leases The Company accounts for leases in accordance with ASC Topic 842, Leases. The Company determines whether a contract is or contains a lease at contract inception. If a contract is or contains a lease, the Company determines the appropriate classification at lease commencement. Lease commencement is the date on which the underlying asset is made available for use. Generally, the lease term is the noncancellable term, excluding any optional extension terms if the Company is not reasonably certain to exercise such options. Considerations made when assessing whether the Company is reasonably certain to exercise an extension option include the contractual terms and conditions for the option periods and costs relating to the termination of the lease, among others. The Company applies the short-term lease exception for its non-real estate leases and therefore does not recognize lease liabilities and right-of-use assets for those non-real estate leases with original lease terms of 12 months or less. Lease liabilities represent the Company’s obligation to make lease payments over the lease term. Lease liabilities are measured as the present value of the lease payments over the remaining lease term. The Company does not separate lease 16 and nonlease components when determining the lease payments to use in measuring its lease liabilities. Payments for nonlease components are generally variable and therefore are excluded from the measurement of lease liabilities. Security deposits are generally refundable and therefore are excluded from the measurement of lease liabilities as they represent collateral to the lessor rather than consideration under the lease. The Company uses incremental borrowing rates, determined at lease commencement, to measure its lease liabilities as interest rates implicit in its leases are generally not readily determinable. The incremental borrowing rate represents the interest rate at which the Company could borrow a fully collateralized amount equal to the lease payments over a similar term in a similar economic environment. Right-of-use assets represent the Company’s right to use an underlying asset over the lease term. A right-of-use asset is initially calculated as the lease liability, plus initial direct costs and prepaid lease payments, less any incentives received. The Company remeasures right-of-use assets and lease liabilities when a lease is modified and the modification is not accounted for as a separate contract. The Company assesses its right-of-use assets for impairment consistent with its impairment process for long-lived tangible assets. 3. Recent Accounting Pronouncements Income Taxes— In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This update establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. Under the new guidance, private entities are required to qualitatively disclose the nature and effect of the specific categories of reconciling items as well as individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. The update is effective for the Company on October 1, 2026. 4. Government Assistance In March 2021, the American Rescue Plan Act (“ARPA”) was enacted and authorized an additional $1.9 trillion in federal spending to address the COVID-19 public health emergency, and contained several provisions designed to increase coverage of certain healthcare services, expand eligibility and benefits, and incentivize state Medicaid expansion. The Company accounts for government grants by analogizing to the grant model in accordance with International Accounting Standard ("IAS") 20, Accounting for Government Grants and Disclosure of Government Assistance, and as such, has recognized income from grants in line with the recognition of expenses or the loss of revenues for which the grants are intended to compensate. For the years ended September 30, 2025 and 2024, the Company recognized Net revenue of $20.9 million and $28.9 million, respectively, from state and local governments in response to the impact of COVID-19. As of September 30, 2025 and 2024, $1.0 million and $17.5 million, respectively, of payments received from payors for COVID-19 reimbursements have been recorded as Other accrued liabilities in the consolidated balance sheet and will be recognized to Net revenue as expenses are incurred on behalf of the payor or reversed once paid back to the payor. For the years ended September 30, 2025 and 2024, there were no amounts repaid to the payor. 5. Business Combinations The operating results of the businesses acquired are included in the consolidated statements of operations from the date of acquisition. The Company accounted for these acquisitions under the acquisition method and, as a result, the purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the estimated fair value of net tangible assets was allocated to specifically identified intangible assets, with the residual being allocated to goodwill. 17

Fiscal 2025 Acquisitions During the year ended September 30, 2025, the Company acquired the assets of four companies for total consideration of $6.1 million. The Company recorded $4.1 million of identifiable intangible assets consisting of agency contracts with a weighted average useful life of 9 years and $1.1 million of tangible assets, consisting primarily of property and equipment. The Company also recorded $1.3 million of goodwill, which is expected to be deductible for tax purposes. As a result of one acquisition, the Company recorded a bargain purchase gain of $0.4 million which is included in General and administrative expenses on the consolidated statement of operations. Fiscal 2024 Acquisitions There were no acquisitions during the year ended September 30, 2024. 6. Goodwill and Intangible Assets Goodwill Annual Goodwill Impairment Testing The Company completes the annual testing of impairment for goodwill on July 1st. In addition to its annual test, the Company evaluates at fiscal year-end whether events or circumstances have occurred that may indicate a potential impairment of these assets. A number of significant assumptions and estimates are involved in the application of the income approach to forecast operating cash flows, including revenue growth, margins, and discount rate changes. These inputs are not observable in the market and represent Level 3 inputs within the fair value hierarchy. Cash flow forecasts are based on business unit operating plans and historical experience. The income approach is sensitive to changes in terminal growth rates and the discount rate. The discount rate was selected based on the estimated rate of return as well as the time value of money. Under the market approach, the fair value of each reporting unit is estimated by comparing the business to either similar transactions or similar businesses, or guideline public companies whose securities are actively traded in public markets. Significant estimates and assumptions used in the market approach include the selection of appropriate guideline companies and the determination of appropriate valuation multiples to apply to the reporting unit. As of July 1, 2025 and 2024, the Company conducted Step 1 of the annual goodwill impairment test, which indicated that the fair value of each reporting unit exceeded its carrying value, except for the impairment described below related to the Company’s joint venture. The changes in goodwill for the years ended September 30, 2025 and 2024 are as follows (in thousands): Balance as of September 30, 2023 $ 621,975 Impairment (1) (4,824) Balance as of September 30, 2024 617,151 Goodwill acquired through acquisitions 1,264 Impairment (2) (6,911) Balance as of September 30, 2025 $ 611,504 (1) The Company recognized an impairment charge for the amount by which the carrying amount exceeded the fair value for the reporting unit that consists of the Company’s joint venture. The fair value of the reporting unit was determined by using the income approach, specifically the discounted cash flow method. The joint venture is consolidated into the Company’s consolidated financial statements due to a controlling financial interest in the joint venture. The impairment was recorded in Depreciation and amortization on the consolidated statement of operations for the year ended September 30, 2024. The impairment was attributable to a reduction in the amount and change in timing of the cash flow projections associated with the business. 18

(2) The Company recognized a goodwill impairment charge of $6.9 million in connection with certain held for sale assets associated with the Acquisition. See discussion below.

In connection with the reorganization, on October 1, 2024, the Company reassessed its reporting units and reallocated goodwill from the reporting units that existed prior to the change to the new reporting units, using a relative fair value approach.

Intangible Assets

Intangible assets consist of the following as of September 30, 2025 (in thousands):

Description	Weighted Average Remaining Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Agency contracts	7 years	$ 1,054,575	$ 473,857	$ 580,718
Non-compete/non-solicit agreements	2 years	1,444	988	456
Licenses and permits	7 years	1,982	916	1,066
		$ 1,058,001	$ 475,761	$ 582,240

Intangible assets consist of the following as of September 30, 2024 (in thousands):

Description	Weighted Average Remaining Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Agency contracts	8 years	$ 1,053,308	$ 389,770	$ 663,538
Non-compete/non-solicit agreements	2 years	1,907	1,141	766
Trade names	1 year	17,221	16,496	725
Licenses and permits	8 years	1,982	761	1,221
		$ 1,074,418	$ 408,168	$ 666,250

For the years ended September 30, 2025 and 2024, amortization expense was $86.9 million and $94.4 million, respectively.

Long-Lived Asset Impairment Testing

The Company reviews long-lived tangible and intangible assets for impairment when events or circumstances have occurred that indicate the estimated useful life of these assets may warrant revision or that the carrying amount of these assets may be impaired.

During the years ended September 30, 2025 and 2024, the Company concluded that there were no triggering events that resulted in an impairment associated with long-lived assets, except for certain assets that have been classified as held for sale. In connection with the regulatory approval process of the Acquisition, the Company is required to sell certain programs within the CS operating division. The sale of these programs is expected to close in the first half of fiscal 2026. The Company has categorized the associated long-lived assets and liabilities of these programs as held for sale. The programs are not reported as discontinued operations because the disposition does not represent a strategic shift. The difference between the carrying value of these assets and the estimated fair value less costs to sell resulted in the recognition of a $9.2 million loss, which is included in Loss on assets held for sale and divestitures in the consolidated statement of operations for the year ended September 30, 2025. The fair value measurement was based on significant inputs not observable in the market, which represent Level 3 inputs within the fair value hierarchy

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The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows: Year Ending September 30, (In thousands) 2026 $ 85,581 2027 85,460 2028 85,293 2029 85,293 2030 84,443 Thereafter 156,170 $ 582,240 7. Property and Equipment Property and equipment consists of the following as of September 30 (in thousands): 2025 2024 Buildings, building improvements and land $ 19,462 $ 19,555 Vehicles 92,353 100,214 Computer hardware and software 25,011 30,612 Leasehold improvements 195,272 183,790 Furniture and fixtures 24,698 28,575 Office and telecommunication equipment 6,258 8,797 Software for internal use 47,901 39,495 Construction in progress 7,058 7,237 418,013 418,275 Less accumulated depreciation (292,324) (278,063) Property and equipment, net $ 125,689 $ 140,212 For the year ended September 30, 2025, depreciation expense on property and equipment was $60.1 million and depreciation expense on finance leases was $8.7 million. For the year ended September 30, 2024, depreciation expense on property and equipment was $67.1 million and depreciation expense on finance leases was $4.3 million. 8. Certain Balance Sheet Accounts Prepaid Expenses and Other Current Assets Prepaid expenses and other current assets consist of the following as of September 30 (in thousands): 2025 2024 Insurance recovery receivables $ 25,801 $ 17,591 Prepaid business expense 6,763 7,473 Prepaid income taxes 2,956 2,764 Other 4,692 4,305 Prepaid expenses and other current assets $ 40,212 $ 32,133 20

Other Assets Other assets consist of the following as of September 30 (in thousands): 2025 2024 Insurance recovery receivables $ 50,466 $ 40,478 Cash value of life insurance policies 16,671 15,189 Security deposits 7,920 8,030 Other 2,288 3,001 Other assets $ 77,345 $ 66,698 Other Accrued Liabilities Other accrued liabilities consist of the following as of September 30 (in thousands): 2025 2024 Self-insurance reserves $ 61,855 $ 41,384 Due to third party payors 16,139 15,382 Accrued professional services (1) 27,475 6,423 Deferred revenue (2) 4,344 20,707 Interest rate derivatives 2,608 — Real estate and property taxes 6,334 5,824 Other 11,413 14,360 Other accrued liabilities $ 130,168 $ 104,080 (1) The increase in Accrued professional services is primarily due to legal and consulting fees associated with the Acquisition. (2) During the year ended September 30, 2025, the Company satisfied the performance obligations related to many of its revenue deferrals, resulting in an increase in Net revenue and a decrease in Deferred revenue. Other Long-Term Liabilities Other long-term liabilities consist of the following as of September 30 (in thousands): 2025 2024 Self-insurance reserves $ 147,280 $ 122,001 Deferred compensation liabilities 15,315 13,977 Sale-leaseback liability 1,043 2,085 Other 2,386 352 Other long-term liabilities $ 166,024 $ 138,415 9. Long-term Debt As of September 30, 2025, NMHI’s first lien credit agreement, as amended on March 2, 2021 through the Amendment and Restatement Agreement to the First Lien Credit Agreement and as amended on December 21, 2021 through the Incremental Facility Agreement No. 1, consists of a $1.7 billion first lien term loan, a $50.0 million term C loan, and a $160.0 million revolving credit facility. The first lien term loan requires quarterly payments and matures on March 2, 2028. There are no quarterly payments associated with the term C loan, and the full balance of the loan will be due at maturity on March 2, 2028. As of September 30, 2025, the commitments under the revolving credit facility expire on March 2, 2026. NMHI also entered into a Second Lien Credit Agreement on March 2, 2021 which provided for a $180.0 million second lien term loan. 21

There are no quarterly payments associated with the second lien term loan, and the full balance of the loan will be due at maturity on March 2, 2029. During the years ended September 30, 2024, 2023, and 2022 the Company entered into various sale-leaseback arrangements with a fleet management company which resulted in the sale of certain vehicles for aggregate sales prices of $1.0 million, $14.9 million, and $34.7 million, respectively. Concurrent with the sale of the vehicles, the Company leased back all of the vehicles for varying lease terms of between 24 and 50 months. The sale-leasebacks were accounted for as financing transactions as the Company has retained substantially all of the benefits and risks related to the vehicles. Accordingly, the vehicles remain in Property and equipment, net in the consolidated balance sheet and each asset will continue to be depreciated over the lesser of their lease terms or estimated useful lives. On December 23, 2022, Mentor SPV, LLC, an indirect subsidiary of the Company, entered into a Receivables Financing Agreement (the “RFA”) by and among Mentor SPV, LLC, as borrower, the lenders from time to time party thereto, MUFG Bank, Ltd., as Administrative Agent and Mentor Management, Inc., as servicer. Pursuant to the terms of the RFA, the Company can borrow up to $125.0 million of debt limited to the amount of eligible accounts receivable supporting the Borrowing Base as defined in the RFA. The RFA contains certain financial covenants and events of default customary for this type of financing. Upon the closing of the RFA and related and ancillary transactions, Mentor SPV borrowed $100.0 million of which a portion was immediately used to pay down its revolving credit facility. On April 4, 2024, Mentor SPV, LLC entered into Amendment No. 2 to the RFA which increased the facility limit from $125.0 million to $175.0 million and amended the termination date of the facility. On November 15, 2024, Mentor SPV, LLC entered into Amendment No. 3 to the RFA which further amended the termination date of the facility to be the earliest of several key dates. As of September 30, 2025, the earliest date scheduled to occur is February 1, 2026. The RFA principal balance has been recorded in Long-term debt on the consolidated balance sheet as the termination date was extended to April 2, 2027 subsequent to September 30, 2025 but before issuance of the financial statements, see Note 20. Additionally, it is not probable that the extended termination date will be accelerated under the subjective acceleration clause. On February 6, 2023, the Company entered into Amendment No. 2 to the first lien credit agreement and Amendment No. 1 to the second lien credit agreement. Under the terms of these amendments, the reference interest rate was switched from LIBOR to Secured Overnight Financing Rate (“SOFR”). On February 14, 2023, the Company’s joint venture issued a $1.9 million term loan that requires monthly payments. The term loan matures on February 14, 2028 and has a fixed interest rate of 6.75%. 22

The Company’s long-term debt consists of the following as of September 30, 2025 and 2024 (in thousands): 2025 2024 First lien term loan principal; principal and interest due in quarterly installments through March 2, 2028 $ 1,712,310 $ 1,730,240 Second lien term loan principal; principal due at maturity on March 2, 2029, interest due in quarterly installments 180,000 180,000 Receivables financing agreement; principal due at maturity on February 1, 2026, interest due in monthly installments 15,000 68,000 Term C loan principal; principal due at maturity on March 2, 2028, interest due in quarterly installments 50,000 50,000 Vehicle sale-leaseback debt; principal and interest due monthly throughout the respective lease term 7,566 19,744 Term loan associated with joint venture; principal due in monthly installments through February 14, 2028 1,076 1,467 Original issue discount on term loans, net of accumulated amortization (1,483) (2,660) Deferred financing costs, net of accumulated amortization (5,562) (8,638) 1,958,907 2,038,153 Less current portion – term debt 18,340 18,314 Less current portion – vehicle sale-leaseback debt 6,001 12,083 Long-term debt $ 1,934,566 $ 2,007,756 Interest on the first lien term loan and term C loan as of September 30, 2025 is calculated at either SOFR plus 385 basis points or an alternative base rate plus 285 basis points (rates of 7.98% and 8.65% as of September 30, 2025 and 2024, respectively). Interest on the revolving credit facility is calculated at the highest of the applicable prime rate, the federal funds rate plus 0.5%, or SOFR for a one-month tenor plus 1.0% (rates of 10.00% and 10.75% as of September 30, 2025 and 2024, respectively). Interest on the second lien term loan is calculated at either SOFR plus 735 basis points or an alternative base rate plus 635 basis points (rates as of 11.35% and 11.95% as of September 30, 2025 and 2024, respectively). Interest on the RFA is calculated at either the applicable commercial paper rate or the base rate which is the highest of (a) the applicable Prime Rate for such date; (b) the Federal Funds Rate for such date, plus 0.5%; and (c) Term SOFR for one-month tenor for such date, plus 0.5% (rates of 7.84% and 8.74% as of September 30, 2025 and 2024, respectively). As of September 30, 2025, the Company had no borrowings under the revolving credit facility, $50.0 million of term letters of credit, $17.3 million of revolving letters of credit issued under the facility, and no borrowings on a line of credit associated with its joint venture. As of September 30, 2024, the Company had no borrowings under the revolving credit facility, $50.0 million of term letters of credit, $9.5 million of revolving letters of credit issued under the facility, and $1.0 million of borrowings on a line of credit associated with its joint venture. The first lien credit agreement requires NMHI to make mandatory prepayments, subject to certain exceptions, with (i) commencing with the fiscal year ending September 30, 2023, a percentage of excess cash flow, as defined in the first lien credit agreement, based on the Company's first lien net leverage ratio, as defined in the first lien credit agreement; (ii) a percentage of Net Proceeds in respect of a "Prepayment Event" based on the Company's first lien net leverage ratio, and (iii) 100% of cash proceeds of any debt incurrence, other than debt permitted under the first lien credit agreement. NMHI was not required to make a prepayment for the fiscal years ended September 30, 2025 and 2024. Covenants The first lien credit agreement contains negative covenants, including, among other things, limitations on the Company’s ability to incur additional debt, create liens on assets, transfer or sell assets, pay dividends, redeem stock or make other distributions or investments, and engage in certain transactions with affiliates. The first lien credit agreement contains a springing financial covenant. If at the end of any fiscal quarter, the Company’s outstanding borrowings under the revolving 23 credit facility exceeds 35% of the aggregate amount of revolving commitments, it is required to maintain at the end of each such fiscal quarter a consolidated first lien net leverage ratio of not more than 8.50 to 1.00. The springing financial covenant was not triggered as of September 30, 2025 as the Company's usage of the revolving credit facility did not exceed the threshold for that quarter. Future annual payments Future annual payments of the Company’s debt as of September 30, 2025 are as follows: (In thousands) 2026 $ 24,341 2027 34,929 2028 1,726,682 2029 180,000 Total $ 1,965,952 Future amounts due at any year end may increase as a result of the provision in the first lien credit agreement that requires a prepayment of a portion of the outstanding term loan amount if NMHI generates certain levels of cash flow. Derivatives The Company uses interest rate derivative agreements to reduce the variability of cash flows of the Company's variable rate debt. These instruments are used to hedge the risk of changes in the floating rate of interest on borrowings under the term loans. On April 5, 2023, NMHI entered into two interest rate cap agreements in an aggregate notional amount of $1.4 billion. The interest rate caps had an effective date of April 28, 2023 and expired on April 30, 2025, and provided the Company with interest rate protection in the event the one-month term SOFR rate increased above 5% and remained below 6.5%. On April 23, 2025, NMHI entered into an interest rate swap agreement and an interest rate collar agreement, each in a notional amount of $700.0 million. The agreements have an effective date of April 30, 2025 and expire on April 30, 2027. Under the terms of the swap, NMHI will receive from the counterparty a monthly payment based on a rate equal to one-month term SOFR, and NMHI will make monthly payments to the counterparty based on a fixed rate of 3.649% per annum, in each case on the notional amount of $700.0 million, settled on a net payment basis. Under the terms of the collar, NMHI will receive from the counterparty a monthly payment if the one-month term SOFR increases above 4.5%, and NMHI will make monthly payments to the counterparty if the one-month term SOFR decreases below 2.4%. The fair value of the interest rate derivative agreements was $2.6 million in Other accrued liabilities on the consolidated balance sheet as of September 30, 2025 and $0.1 million in Prepaid expenses and other current assets as of September 30, 2024. 10. Stockholders' Equity Common Stock The Company has 100 shares of $0.01 par value common stock authorized. Celtic Intermediate Corp. owns all outstanding shares of the Company. Celtic Intermediate Corp. is entitled to receive dividends when and as declared by the Board of Directors. In addition, the Celtic Intermediate Corp. is entitled to one vote per share. 24

Additional Paid-in Capital During the year ended September 30, 2025, the Company paid $0.5 million to an employee on behalf of Celtic Intermediate Corp. related to the grant of certain Class A-2 Units. The payment was treated as a Dividend to Parent and was recorded as a reduction to Additional paid-in capital. During the year ended September 30, 2024, the Company paid $4.8 million to a former employee on behalf of Celtic Intermediate Corp. related to an exchange of certain Class A-2 Units. The payment was treated as a Dividend to Parent and was recorded as a reduction to Additional paid-in capital. 11. Employee Savings and Retirement Plans The Company has a multi-company plan (the “Plan”) which covers all of its wholly-owned subsidiaries. Under the Plan, employees may contribute a portion of their earnings, which are invested in mutual funds of their choice. After January 1, the Company makes a discretionary matching contribution for the previous calendar year on behalf of all participants employed on the last day of the year. This matching contribution vests immediately. The Company made contributions of $7.6 million and $7.2 million, respectively, for the years ended September 30, 2025 and 2024. The National Mentor Holdings, LLC Executive Deferral Plan The Company also has a deferred compensation plan, The National Mentor Holdings, LLC Executive Deferral Plan, which is available to highly compensated employees. Under this plan, participants contribute a percentage of salary and/or bonus earned during the year. Employees contributed $1.0 million for each of the years ended September 30, 2025 and 2024. The accrued liability related to this plan was $15.0 million and $13.6 million, respectively, as of September 30, 2025 and 2024 and was included in Other long-term liabilities on the Company’s consolidated balance sheets. During the years ended September 30, 2025 and 2024, there was expense of $2.0 million and $3.2 million related to the deferred compensation plan, respectively. In connection with the National Mentor Holdings, LLC Executive Deferral Plan, the Company has purchased company owned life insurance (“COLI”) policies on certain plan participants. The cash surrender value of the COLI policies is designed to provide a source for funding the accrued liability. The cash surrender value of the COLI policies was $16.7 million and $15.2 million as of September 30, 2025 and 2024, respectively, and was included in Other assets on the Company’s consolidated balance sheets. The National Mentor Holdings, Inc. Long-Term Incentive Plan The National Mentor Holdings Inc. Long-Term Incentive Plan was established on October 1, 2022 (“2022 LTIP”) to assist the Company in attracting, motivating and retaining selected individuals to serve as employees of the Company by providing such individuals an opportunity to benefit from the long-term growth in the value of the Company. Each participant who remains employed with the Company is entitled to a cash award upon the occurrence of a change of control (as defined in the 2022 LTIP) where the cash proceeds ensure a specified return on cumulative invested capital, and satisfy the Minimum Rate of Return of 8%. Because a change of control is not considered probable, there is no compensation expense recorded in the consolidated statement of operations until the change of control occurs. 12. Related Party Transactions Transactions with the Parent During the year ended September 30, 2025 and 2024, the Company paid the Parent $0.1 million and $0.7 million, respectively, to cover professional fees and travel expenses that the Parent incurred on the Company’s behalf, which were recorded in General and administrative expenses in the consolidated statements of operations. 25

Lease Agreements The Company leases several offices, homes and other facilities from its employees, or from relatives of employees, in the states of Minnesota, Wisconsin, and Florida. These leases have various expiration dates extending out as far as June 2029. Related party lease expense was $0.5 million and $0.8 million for the years ended September 30, 2025 and 2024, respectively. The operating lease right-of-use assets and operating lease liabilities associated with related party leases were $1.3 million as of September 30, 2025 and $1.6 million as of September 30, 2024. Employee Loan During the years ended September 30, 2025 and September 30, 2023, Celtic Holdings CB, L.P. granted 425,532 and 596,632 Class A-2 Units (the “restricted units”), respectively, to two employees. The Company issued a promissory note to each employee for payment of the applicable income tax withholdings. The promissory notes bear interest at an annual interest rate of 4.46% and 3.57%, and principal and interest are due upon the earliest of seven years from the grant date, termination of employment, or sale of Celtic Holdings CB, L.P. Pursuant to a pledge agreement executed simultaneously with the promissory note, the employees have pledged the restricted units as collateral. The promissory notes are considered fully non-recourse for accounting purposes. Accordingly, the restricted units are recognized as stock compensation expense ratably over the one year vesting period. During the years ended September 30, 2025 and 2024, $0.1 million and $0.5 million, respectively, of stock compensation expense was recognized related to the restricted units. The $0.5 million paid by the Company for the applicable income tax withholdings was recorded as a reduction to Additional paid-in capital during the year ended September 30, 2025. 13. Fair Value Measurements The Company measures and reports its financial assets and liabilities on the basis of fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques for assets and liabilities measured using Level 3 inputs may include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management’s interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain. A description of the valuation methodologies used for instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The following table sets forth the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2025. (in thousands) Total Quoted Market Prices (Level 1) Significant Other Observable Inputs (Level 2) Significant Unobservable Inputs (Level 3) Assets Money market funds $ 4,300 $ 4,300 $ — $ — Liabilities Interest rate derivative agreements $ 2,608 $ — $ 2,608 $ — Self-insurance reserves 6,497 — — 6,497 Total $ 9,105 $ — $ 2,608 $ 6,497 26

The following table sets forth the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2024. (in thousands) Total Quoted Market Prices (Level 1) Significant Other Observable Inputs (Level 2) Significant Unobservable Inputs (Level 3) Assets Interest rate derivative agreements $ 83 $ — $ 83 $ — Liabilities Contingent consideration obligations $ 200 $ — $ — $ 200 Self-insurance reserves 8,912 — — 8,912 Total $ 9,112 $ — $ — $ 9,112 Money market funds. The Company’s money market funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets for identical instruments. Interest rate derivative agreements. The Company’s interest rate derivative agreements are classified within level 2 of the fair value hierarchy. Based on the nature and timing of the associated cash flows, the fair value of the agreements was recorded in Prepaid expenses and other current assets, Other assets, or Other accrued liabilities in the Company’s consolidated balance sheets. The fair value of these agreements was determined based on pricing models and independent formulas using current assumptions that included terms, interest rates and forward curves, and the Company’s credit risk. Contingent Consideration. In connection with the acquisition of Pediatric Therapy Partners, Inc. (“Pediatric Partners”) in the year ended September 30, 2022, and the acquisition of Bright Light Behavioral and Developmental Services, LLC (“Bright Light”) in the year ended September 30, 2023, the Company recorded contingent consideration pertaining to the amounts potentially payable to the former owners upon the businesses meeting certain performance targets. The fair values of the Company's contingent consideration obligations were based on a probability-weighted approach derived from the overall likelihood of meeting certain performance targets. The resultant probability-weighted earn-out payments are discounted using a discount rate based upon the weighted-average cost of capital. The fair value measurement are based on significant inputs not observable in the market, which represent Level 3 inputs within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant. The Company assesses these estimates at each reporting period, and increases or decreases in the fair values of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of earn-out criteria, and changes in probability assumptions with respect to the likelihood of meeting the various earn-out criteria. Changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within General and administrative expense within the consolidated statements of operations. The contingent consideration obligations associated with the Bright Light acquisition were settled in the years ending September 30, 2025 and September 30, 2024. The performance targets associated with the Pediatric Partners contingent consideration obligation were not met. Self-insurance liabilities. In connection with the Merger, the Company recorded its self-insurance liabilities at fair value in accordance with ASC 805 which requires the assets and liabilities of the Company to be adjusted to their fair market value as of March 8, 2019. The fair values of the Company's self-insurance liabilities were determined based on reports from independent third party actuaries which used claims data from the Company, as well as models such as Monte Carlo simulations. The fair values include unpaid losses as well as provisions for the time value of money and a risk margin associated with the variability of exposure to claims. The fair value measurement was based on significant inputs not observable in the market, which represent Level 3 inputs within the fair value hierarchy. There is limited measurement uncertainty resulting from changes in significant unobservable inputs, given the low number of pre-Merger claims open as of September 30, 2025. The Company re-assesses the fair values of these liabilities at each reporting period. 27

The following table presents a summary of changes in fair value of the Company’s Level 3 liabilities measured on a recurring basis for the years ended September 30, 2025 and 2024. (in thousands) Contingent Consideration Self-insurance liabilities Balance as of September 30, 2023 $ 1,050 $ 13,236 Adjustments to fair value (650) — Payments (200) (4,324) Balance as of September 30, 2024 200 8,912 Payments (200) (2,415) Balance as of September 30, 2025 $ — $ 6,497 As of September 30, 2025, the Company had no contingent consideration liabilities. As of September 30, 2024, the Company had $0.2 million of contingent consideration liabilities which were reflected in Other accrued liabilities. As of September 30, 2025 and 2024, the Company had $6.5 million and $8.9 million of self-insurance liabilities, respectively, relating to claims that existed as of March 8, 2019 that were recorded at fair value, which were reflected in Accrued payroll and related costs, Other accrued liabilities and Other long-term liabilities on the Company’s consolidated balance sheets. Items Measured at Fair Value on a Nonrecurring Basis. The Company’s intangible assets are measured at fair value on a nonrecurring basis using Level 3 inputs (see Note 6). The Company also measures goodwill at fair value on a nonrecurring basis when an impairment charge is to be recognized. During the year ended September 30, 2024, the Company recorded a goodwill impairment charge for the reporting unit that consists of the Company’s joint venture (see Note 6). As of September 30, 2024, the fair value of goodwill for this reporting unit was zero. There were no other items measured at fair value on a nonrecurring basis during the fiscal years ended September 30, 2025 and 2024. At September 30, 2025 and 2024, the carrying values of cash, accounts receivable, accounts payable and variable rate debt approximated fair value. During the fiscal years 2025 and 2024, there were no transfers between levels. 14. Leases The Company enters into noncancellable leases for office space, residential real estate and vehicles. The Company’s real estate and vehicle leases have original lease terms of up to 20 years and 5 years, respectively. Real estate leases may contain rent escalation clauses, various incentives including periods of free rent, tenant improvement allowances, and options to extend or terminate. Total rent expense for the years ended September 30, 2025 and 2024 was $150.5 million and $153.8 million, respectively. The components of total lease costs were as follows (in thousands): Year Ended September 30, 2025 Year Ended September 30, 2024 Operating lease cost $ 143,307 $ 146,110 Finance lease cost: Amortization of right-of-use assets 8,675 4,326 Interest on lease liabilities 2,766 1,847 Variable lease cost 8,201 8,169 Total lease cost $ 162,949 $ 160,452 28

Supplemental cash flow information related to the Company's lease activity was as follows (in thousands):

	Year Ended September 30, 2025	Year Ended September 30, 2024
Cash paid for amounts included in the measurement of lease liabilities:		
Operating cash flows for finance leases	$ 2,724	$ 1,758
Operating cash flows for operating leases	$ 138,478	$ 137,633
Financing cash flows for finance leases	$ 7,502	$ 3,755

The following table summarizes the maturity of the Company's lease liabilities as of September 30, 2025 (in thousands):

	Operating Leases	Finance Leases
2026	$ 133,003	$ 11,704
2027	113,058	11,547
2028	81,424	9,278
2029	60,073	4,301
2030	41,613	1,664
Thereafter	99,993	11,825
Total undiscounted payments	$ 529,164	$ 50,319
Less: imputed interest	(135,873)	(11,079)
Total lease liabilities	393,291	39,240
Less: current portion of lease liabilities	(101,234)	(9,150)
Lease liabilities, net of current portion	$ 292,057	$ 30,090

Weighted average remaining lease terms and weighted average incremental borrow rates are summarized as follows:

	As of September 30, 2025	As of September 30, 2024
Weighted average remaining lease term – operating leases	5.1 years	5.1 years
Weighted average remaining lease term – finance leases	5.8 years	7.0 years
Weighted average incremental borrowing rate – operating leases	9.1%	9.0%
Weighted average incremental borrowing rate – finance leases	7.3%	8.1%

15. Reserves for Self-Insurance

The Company maintains insurance for professional and general liability, workers' compensation liability, automobile liability and health insurance liabilities that includes self-insured retentions. The Company intends to maintain such coverage in the future and is of the opinion that its insurance coverage is adequate to cover potential losses on asserted claims.

The Company was self-insured for professional and general liability for $5.0 million per claim, with a buffer layer of $5.0 million per claim and $10.0 million in the aggregate for the year ended September 30, 2025. The Company was self-insured for professional and general liability for $4.0 million per claim and $28.0 million in the aggregate for the year ended September 30, 2024. For workers' compensation, the Company has a $1.0 million per claim retention with statutory limits for the year end September 30, 2025, and a $0.5 million per claim retention with statutory limits for the year ended September 30, 2024. For automobile liability, the Company has a $2.0 million per claim retention for the year ended September 30, 2025 and a $0.5 million per claim retention for the year ended September 30, 2024, with additional insurance coverage above the retention. The Company purchases specific stop loss insurance as protection against extraordinary claims liability for health

29

insurance claims. Stop loss insurance covers claims that exceed $0.4 million on a per member, per event basis for the years ending September 30, 2025 and 2024. Employment practices liability is fully self-insured. 16. Other Commitments and Contingencies The Company is in the health and human services business and, therefore, has been and continues to be subject to numerous claims alleging that the Company, its employees or its Mentors failed to provide proper care for an individual served by the Company. The Company is also subject to claims by these individuals, its employees, its Mentors or community members against the Company for negligence, intentional misconduct or violation of applicable laws. Included in the Company’s recent claims are claims alleging personal injury, assault, abuse, wrongful death, violations of wage and hour laws, harassment and discrimination claims, and other charges. Regulatory agencies may initiate administrative proceedings alleging that the Company’s programs, employees or agents violate statutes and regulations and seek to impose monetary penalties on the Company. The Company could be required to incur significant costs to respond to regulatory investigations or defend against civil lawsuits and, if the Company does not prevail, the Company could be required to pay substantial amounts of money in damages, settlement amounts or penalties arising from these legal proceedings. The Company is also subject to potential lawsuits under the False Claims Act and other federal and state whistleblower statutes designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary awards that may incentivize private plaintiffs to bring these suits. If the Company is found to have violated the False Claims Act, it could be excluded from participation in Medicaid and other federal healthcare programs which would have a material adverse effect on our business. The Company is also subject to employee-related claims under state and federal law, including claims for wage and hour violations under the Fair Labor Standards Act or state wage and hour laws, and claims for discrimination, wrongful discharge or retaliation. During the year ended September 30, 2024, the Company was able to settle in principle the following lawsuits: (1) Ramirez v. California Mentor Family Agency, LLC; (2) Hassan v. CareMeridian and Correa v. CareMeridian (consolidated for mediation purposes); and (3) Kiera Williams v. California Mentor; Marcus Johnson and Lew Musselman v. California Mentor; Delores Ward v. Horrigan Cole Enterprises, Inc., and Natalie Cortez v. Cornerstone Living (consolidated for mediation purposes). In the aggregate, the Company expects to pay approximately $11.3 million for the settlement of these claims, $0.3 million of which was paid during the year ended September 30, 2025. The remainder is expected to be paid during the year ended September 30, 2026 and is recorded in self-insurance reserves within Other accrued liabilities on the consolidated balance sheet. During the year ended September 30, 2025, the Company was able to settle in principle the Hagans, et al. v. National Mentor Healthcare, LLC lawsuit in New Jersey, alleging the Company's failure to pay overtime wages in the amount of $2.3 million which is recorded in self-insurance reserves within Other long-term liabilities on the consolidated balance sheet. The settlement agreement is still pending court approval. The Company's policy is to accrue for all probable and estimable claims using information available at the time the financial statements are issued. Actual claims could settle in the future at materially different amounts due to the nature of litigation. 30

17. Income Taxes For the years ended September 30, 2025 and 2024, the provision for (benefit from) income taxes consists of the following (in thousands): (in thousands) Year Ended September 30, 2025 Year Ended September 30, 2024 Current: Federal $ 24,554 $ 23,299 State 4,435 7,119 Total current tax provision 28,989 30,418 Deferred: Federal (30,517) 4,368 State (2,369) (750) Net deferred tax (benefit) provision (32,886) 3,618 Income tax provision $ (3,897) $ 34,036 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following as of September 30 (in thousands): 2025 2024 Gross deferred tax assets: Operating lease liabilities $ 111,051 $ 113,069 Deferred compensation 330 831 Interest rate derivative agreements 720 412 Accrued workers’ compensation 11,467 10,247 Net operating loss carryforwards 16,292 14,191 Allowance for bad debts 1,091 1,097 Sale-leaseback liability 576 838 Interest expense limitation carryforwards 138,902 106,109 Other accrued liabilities 33,753 25,941 Depreciation 16,656 10,897 Tax credits 202 202 Other 283 1,027 331,323 284,861 Valuation allowance (159,078) (160,562) Deferred tax assets 172,245 124,299 Deferred tax liabilities: Operating lease right-of-use assets (103,857) (107,207) Prepaid insurance (99) (105) Amortization of goodwill and intangible assets (77,854) (59,025) Net deferred tax liabilities $ (9,565) $ (42,038) The Company regularly assesses its ability to realize its deferred tax assets. The Company is required to record a valuation allowance to reduce the deferred tax assets if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. 31

Assessing the realization of deferred tax assets requires management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity. The Company has incurred three consecutive years of losses for income tax purposes. In addition, the net deferred tax liability as of September 30, 2025, includes a deferred tax liability generated by tax amortization of intangibles that have an indefinite reversal period for GAAP purposes. This component of the net deferred tax liability cannot be considered a source of future taxable income available to benefit finite-lived deferred tax assets. The Company does not have sufficient income from reversing taxable temporary differences to fully benefit its deferred tax assets. Accordingly, the Company has recorded a valuation allowance against its deferred tax assets of $159.1 million and $160.6 million as of September 30, 2025 and 2024, respectively. For federal purposes, the Company had $0.1 million of net operating loss carryforwards as of September 30, 2025. These net operating losses can be carried forward indefinitely, but annual utilization is limited to 80% of taxable income. For state purposes, the Company had $49.4 million of net operating losses for fiscal 2025 that can be carried forward indefinitely and $280.5 million of net operating loss carryforwards for fiscal 2025, which expire from 2025 through 2044. The interest expense limitation carryforwards are generally limited to 30% of earnings before interest, taxes, depreciation, and amortization and can be carried forward indefinitely. The following is reconciliation between the statutory and effective income tax rates for the years ended September 30, 2025 and 2024 (in thousands): Year Ended September 30, 2025 Year Ended September 30, 2024 Federal income tax at statutory rate 21.0% 21.0 % State income taxes, net of federal taxes 7.0 (4.6) Other nondeductible expenses (4.3) (1.2) Tax credits 2.3 1.9 Valuation allowance (22.4) (47.3) Other 1.4 (0.8) Effective tax rate 5.0% (31.0) % Companies may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. There was no unrecognized tax benefit for the years ended September 30, 2025 and 2024. The Company does not expect any significant changes to unrecognized tax benefits within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense which is consistent with the recognition of these items in prior reporting periods. No interest and penalties were accrued as of September 30, 2025 and 2024. The Company files a federal consolidated return and files various state income tax returns and, generally, with the exception of the predecessor period from October 1, 2018 through March 7, 2019 and the successor period from March 8, 2019 through September 30, 2019, the Company is no longer subject to income tax examinations by the taxing authorities for years prior to September 30, 2021. The Company believes that it has appropriate support for the income tax positions taken and to be taken on the Company’s income tax returns. In addition, the Company believes its accruals for income tax liabilities are 32 adequate for all open years based on an assessment of many factors including past experience and interpretations of the tax laws as applied to the facts of each matter. On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted into law. The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including full bonus depreciation, allowing interest deductions based on earnings before interest, taxes, depreciation, and amortization, and expensing research and development costs. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The OBBBA resulted in a decrease in the federal tax liability for the year ended September 30, 2025, and it is expected to result in lower federal cash tax payments during the year ended September 30, 2026 and forward. 18. Revenue Recognition The mix of revenue recognized during the years ended September 30, 2025 and 2024, by major source of funding was as follows (in thousands): Year Ended September 30, 2025 Year Ended September 30, 2024 State and local government $ 2,755,788 $ 2,634,108 Non-public 302,597 276,892 Individual 129,924 123,176 Total Net revenue $ 3,188,309 $ 3,034,176 The Company provides services under four types of contractual arrangements with its payors: • Negotiated Contracts - for these contracts, services are priced pursuant to a “plan of care” for the individual that encompasses habilitation and therapies. Such contracts are not subject to retroactive adjustment or cost reimbursement requirements. However, there may be instances where rates are adjusted based upon a change in circumstances with a particular individual or in situations where additional services are needed. Subsequent adjustments to rates, if any, are recognized when approved by the payor. For the years ended September 30, 2025 and 2024, the Company recognized $753.5 million and $779.9 million, respectively, under these contracts. • Fixed Fee Contracts - for these contracts, payors set a standard rate or set of rates for a particular service usually dependent on the acuity of the individual being served. These rates are the same for all agencies providing the service. For these contract types, there is generally no cost report required. For the years ended September 30, 2025 and 2024, the Company recognized $2.1 billion and $1.9 billion, respectively, under these contracts. • Retrospective Reimbursement Contracts - for these contracts, a provisional rate is set for the year pending the filing of an annual cost report that may further adjust that rate. Cost reimbursement rules differ by jurisdiction and program type. Revenue under these contracts is limited to the allowable costs under the contract. To the extent revenue exceeds the allowable costs it is deferred and reimbursed to the payor after the closeout of the contract. For the years ended September 30, 2025 and 2024, the Company recognized $18.2 million and $32.7 million, respectively, under these contracts. • Prospective Payment Contracts - these contracts are cost reported in the same way as retrospective contracts, except the cost report for the annual period is used to set the rates in a future period. For these contracts, changes in rates are recognized in revenue prospectively. For the years ended September 30, 2025 and 2024, the Company recognized $298.7 million and $302.3 million, respectively, under these contracts. All four contract types are subject to review by the third-party payors and may be subject to retroactive adjustment if in performing services the Company has not adhered to the terms of the contract, or did not document services as specified by 33 the payor. Therefore, amounts due from third-party payors, primarily state and local government agencies and commercial health insurers, include variable consideration for retroactive revenue adjustments due to settlements of audits and reviews. The Company makes estimates for these revenue adjustments based on historical experience and success rates in the claim appeals and adjudication process. As of September 30, 2025 and 2024, liabilities to payors associated with retroactive revenue adjustments were $18.5 million and $15.4 million, respectively. The Company recorded retroactive revenue adjustments resulting in a decrease to revenue of $2.6 million for the year ended September 30, 2025 and an increase to revenue of $0.6 million for the year ended September 30, 2024. 19. Stock-Based Compensation 2022 Unit Incentive Plan In September 2022, Celtic Holdings CB, L.P., which owns all of the outstanding shares of Celtic Intermediate Corp, established the 2022 Unit Incentive Plan (as amended in January 2023) which authorizes 43,571,574 Class B Units (the “2022 Incentive Units”) and an unlimited number of Class A Units to be issued pursuant to Awards under this Plan. The 2022 Incentive Units are comprised of 30% of Time-Vesting Incentive Units which vest over five years based upon continued service to the Company. The Time-Vesting Incentive Units will participate upon achievement of a realized internal rate of return of at least 8% on aggregate invested capital (“Minimum Return”). In the event of a change of control (as defined in the 2022 Unit Incentive Plan), all unvested Time-Vesting Incentive Units will become vested. The 2022 Incentive Units are comprised of 60% of Exit-Vesting Incentive Units. The Exit-Vesting Incentive Units vest in the event of a change of control (as defined in the 2022 Unit Incentive Plan) where cash proceeds ensure a specified return on cumulative invested capital and satisfy the Minimum Return. The remaining 10% of the 2022 Incentive Units vest upon a change of control based on achievement of certain environmental, social, and governance (“ESG”) metrics (the “ESG Incentive Units”). Achievement of the ESG metrics is measured annually over a period of five fiscal years, beginning with the year ended September 30, 2023. In addition, the ESG Incentive Units will become fully vested upon a change of control where the cash proceeds ensure a return equal to or greater than 6.0x cumulative invested capital. Unvested units are forfeited upon termination, and if the participant is terminated for cause, all unvested and vested units are forfeited. If the participant is terminated without cause, the Company has the right to repurchase units that have been vested for at least six months for consideration equal to the fair market value of the units. The grant-date fair value of the Time-Vesting Incentive Units and the Exit-Vesting Incentive Units is determined using a Monte Carlo pricing model, which requires extensive use of accounting judgment and financial estimation, including the estimated timing of achieving the market condition associated with the Minimum Return. The Exit-Vesting Incentive Units include a performance condition contingent upon a change of control, which is not considered probable until a change of control occurs. As a result, there is no compensation expense recognized in the consolidated statement of operations for the Exit-Vesting Incentive Units until a change of control occurs. The Time-Vesting Incentive Units include a market condition associated with the Minimum Return. Compensation expense for the Time-Vesting Incentive Units is recognized using an accelerated attribution model over the graded vesting period based on the grant-date fair value. The ESG Incentive Units include several performance conditions associated with certain ESG metrics as well as a performance condition contingent upon a change of control, which is not considered probable until a change of control occurs. The grant-date fair value associated with these units is determined using a Monte Carlo pricing model and a Black-Scholes option pricing model, however, no compensation expense is recognized in the consolidated statement of operations until a change of control occurs. 34

The fair value of each 2022 Incentive Unit granted was estimated on the grant date using a Monte Carlo pricing model or a Black-Scholes option pricing model with the following assumptions: Year Ended September 30, 2025 Year Ended September 30, 2024 Risk-free interest rate 4.35% 3.65% Expected term 2.5 years 4.6 years Expected volatility 60.40% 59.49% Expected dividend yield —% —% The table below summarizes the 2022 Incentive Units activity during the year ended September 30, 2025. Number of Incentive Units Weighted Average Grant- Date Fair Value Non-vested units at October 1, 2024 31,588,027 $ 1.11 Granted 6,195,931 0.07 Cancelled or forfeited (1,768,944) 1.10 Vested (2,483,859) 1.11 Non-vested units at September 30, 2025 33,531,155 $ 0.92 The Company recorded $2.3 million and $3.7 million of compensation expense during the years ended September 30, 2025 and 2024, respectively. The total fair value of units vested during the years ended September 30, 2025 and 2024 was $2.8 million and $2.2 million, respectively. As of September 30, 2025, there was $2.3 million of unrecognized compensation expense related to unvested Time-Vesting Incentive Units which is expected to be recognized over a weighted-average period of 2.7 years. As of September 30, 2025, there was $24.4 million of unrecognized compensation expense related to unvested Exit-Vesting Incentive Units and unvested ESG Incentive Units, which is expected to be recognized upon a change of control. 20. Subsequent Events The Company considers events or transactions that have occurred after the balance sheet date of September 30, 2025, but prior to the issuance of the financial statements, to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the issuance of the financial statements on November 26, 2025. On November 13, 2025, NMHI entered into Amendment No. 3 to the first lien credit agreement which extended the expiration date of $142.0 million of the commitments under the revolving credit facility to November 13, 2030. On November 24, 2025, NMHI entered into Amendment. No. 4 to the RFA which amended the termination date. As of the date of financial statement issuance, pursuant to the terms of the RFA, the earliest the termination date can occur is April 2, 2027. 35

SUPPLEMENTAL CONSOLIDATING INFORMATION

National Mentor Holdings, Inc. and Subsidiaries

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	Pediatrics	Community Services	NeuroRestorative	Central Office	Elimination	Other	NMHI	Consolidated Totals
Assets								
Current Assets:								
Cash and cash equivalents	$ 4	$ 10	$ (205)	$ 3,217	$ -	$ -	$ -	$ 3,026
Restricted cash	-	820	-	-	-	-	-	820
Accounts receivable, net	25,296	175,026	110,910	-	-	-	-	311,232
Intercompany receivables	11,336	17,089	68,605	2,000,424	(2,097,650)	196	-	-
Prepaid expenses and other current assets	93	1,404	1,360	37,355	-	-	-	40,212
Assets held for sale	-	-	-	10,752	-	-	-	10,752
Total current assets	36,729	194,349	180,670	2,051,748	(2,097,650)	196	-	366,042
Property and equipment, net	4,757	69,528	31,289	21,392	(1,277)	-	-	125,689
Intangible assets, net	66,857	426,840	89,699	(1,156)	-	-	-	582,240
Goodwill	73,806	350,054	177,606	10,038	-	-	-	611,504
Operating lease right-of-use assets	20,265	204,235	153,427	(10,442)	-	-	-	367,485
Finance lease right-of-use assets	399	21,949	13,506	(1,116)	-	-	-	34,738
Restricted cash	-	-	-	50,000	-	-	-	50,000
Other assets	573	5,540	3,967	67,265	-	-	-	77,345
Investment in subsidiairies	-	32,670	75,516	221,745	(372,482)	-	42,551	-
Total assets	$ 203,386	$ 1,305,165	$ 725,680	$ 2,409,474	$ (2,471,409)	$ 196	$ 42,551	$ 2,215,043
Liabilities and Stockholders' Deficit								
Current Liabilities:								
Accounts payable	$ 884	$ 22,020	$ 4,528	$ 44,698	$ -	$ -	$ -	$ 72,130
Intercompany payables	257,568	1,450,519	477,648	(88,278)	(2,097,653)	196	-	-
Accrued payroll and related costs	3,892	62,880	11,911	96,939	-	-	-	175,622
Other accrued liabilities	1,790	32,201	5,835	91,918	(1,576)	-	-	130,168
Current operating lease liabilities	6,303	70,493	26,483	(2,045)	-	-	-	101,234
Current finance lease liabilities	123	7,349	2,095	(417)	-	-	-	9,150
Borrowings under revolving commitments	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	24,341	-	-	-	24,341
Liabilities to be disposed of				10,252				10,252
Total current liabilities	270,560	1,645,462	528,500	177,408	(2,099,229)	196	-	522,897
Other long-term liabilities	(139)	1,070	(110)	166,510	(1,307)	-	-	166,024
Deferred tax liabilities, net	-	9,677	(9,181)	9,069	-	-	-	9,565
Operating lease liabilities, less current portion	16,705	142,009	138,556	(5,213)	-	-	-	292,057
Finance lease liabilities, less current portion	296	15,738	14,911	(855)	-	-	-	30,090
Long-term debt, less current portion	-	-	-	1,934,566	-	-	-	1,934,566
Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-
Stockholders' Deficit								
National Mentor Holdings, Inc. stockholders' deficit								
Common stock	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	372,761	(372,761)	-	44,439	44,439
Accumulated loss on derivatives, net	-	-	-	(2,608)	1,888	-	(1,888)	(2,608)
Accumulated deficit	(84,036)	(508,791)	53,004	(236,993)	-	-	-	(776,816)
Total National Mentor Holdings, Inc. stockholders' deficit	(84,036)	(508,791)	53,004	133,160	(370,873)	-	42,551	(734,985)
Noncontrolling interests	-	-	-	(5,171)	-	-	-	(5,171)
Total stockholders' deficit	(84,036)	(508,791)	53,004	127,989	(370,873)	-	42,551	(740,156)
Total liabilities and stockholders' deficit	$ 203,386	$ 1,305,165	$ 725,680	$ 2,409,474	$ (2,471,409)	$ 196	$ 42,551	$ 2,215,043

See accompanying notes to these consolidated financial statements.

Community Services Consolidating Balance Sheet As of September 30, 2025 (Unaudited) (Amounts in thousands) Alabama Arizona California Colorado Delaware Florida Georgia Idaho Illinois Indiana Iowa Kentucky Louisiana Massachusetts Minnesota Mississippi Missouri Montana Nevada New Jersey New Mexico North Dakota Ohio Pennsylvania South Carolina Tennessee Texas Virginia West Virginia Wisconsin Wyoming SCC Overhead Consolidated Totals Assets Current Assets: Cash and cash equivalents -$ -$ 6$ -$ -$ 3$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ -$ 1$ -$ 10$ Restricted cash - - - - - - - - - - - - 611 - - - - - - - - - - - - - 209 - - - - - - 820 Accounts receivable, net 306 14,938 32,591 193 2,201 8,411 2,014 1,632 2,945 6,212 7,344 380 1,452 1,127 23,103 2,657 13,457 193 3,463 2,771 212 1,648 6,392 3,833 1,629 3,891 12,257 1,165 4,447 2,147 106 9,909 - 175,026 Intercompany receivables - - - - 14,644 - - - - - - - - - - - - - - - - 2,445 - - - - - - - - - - - 17,089 Prepaid expenses and other current assets - 4 259 - 19 69 1 4 6 59 26 - 1 1 49 1 77 2 87 30 - 13 296 166 6 20 (2) 16 152 11 2 29 - 1,404 Assets held for sale - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Total current assets 306 14,942 32,856 193 16,864 8,483 2,015 1,636 2,951 6,271 7,370 380 2,064 1,128 23,152 2,658 13,534 195 3,550 2,801 212 4,106 6,688 3,999 1,635 3,911 12,464 1,181 4,599 2,158 108 9,939 - 194,349 Property and equipment, net 87 2,487 4,740 7 425 15,168 600 752 329 1,981 5,813 107 612 70 11,759 1,324 1,923 25 560 4,609 144 404 1,857 1,197 709 589 4,590 872 1,599 467 25 3,608 89 69,528 Intangible assets, net 104 19,713 6,008 759 - 4,264 1,180 5,662 1,822 6,115 - 5,966 4,200 2,036 21,125 423 4,335 824 2,302 6,050 787 - 1,388 7,979 952 26,615 48,702 19,710 4,435 - 729 23,738 198,917 426,840 Goodwill 60 12,249 3,537 354 - 2,311 218 3,642 1,085 2,040 - 3,728 1,521 1,087 15,338 228 2,257 262 1,663 4,320 580 - - 4,580 414 19,048 33,545 10,516 1,912 - 232 26,427 196,900 350,054 Operating lease right-of-use assets 345 9,964 19,767 217 3,019 12,091 1,561 2,366 3,136 6,593 11,168 920 1,114 214 41,161 5,231 10,972 178 1,633 8,343 921 1,183 7,856 5,122 2,721 1,721 17,713 6,336 2,125 4,887 142 13,367 148 204,235 Finance lease right-of-use assets 88 1,767 505 63 - 1,121 184 - - 783 1,185 - 335 - 4,983 1,009 1,721 - 36 692 126 52 227 485 332 937 2,822 94 262 366 - 1,774 - 21,949 Restricted cash - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Other assets 14 498 505 2 105 516 30 48 109 116 184 33 87 1 1,078 102 178 5 76 206 12 36 130 128 76 62 367 133 68 162 3 470 - 5,540 Investment in subsidiairies - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - 32,670 32,670 Total assets 1,004$ 61,620$ 67,918$ 1,595$ 20,413$ 43,954$ 5,788$ 14,106$ 9,432$ 23,899$ 25,720$ 11,134$ 9,933$ 4,536$ 118,596$ 10,975$ 34,920$ 1,489$ 9,820$ 27,021$ 2,782$ 5,781$ 18,146$ 23,490$ 6,839$ 52,883$ 120,203$ 38,842$ 15,000$ 8,040$ 1,239$ 79,323$ 428,724$ 1,305,165$ Liabilities and Stockholders' Deficit Current Liabilities: Accounts payable 21$ 385$ 7,733$ 1$ 242$ 2,012$ 175$ 69$ 132$ 263$ 600$ 98$ 141$ 13$ 1,196$ 98$ 72$ 6$ 42$ 472$ 20$ 164$ 686$ 383$ 260$ 1,211$ 3,374$ 163$ 369$ 158$ 5$ 1,330$ 126$ 22,020$ Intercompany payables 2,074 118,489 42,501 2,857 - 10,547 5,474 16,425 21,518 69,275 8,506 46,442 15,455 5,527 7,829 11,409 3,201 2,462 13,313 18,679 6,521 - 21,570 886 5,990 110,700 238,080 59,487 33,070 34,043 2,595 66,826 448,768 1,450,519 Accrued payroll and related costs 27 3,671 23,592 27 848 2,338 463 603 438 2,502 1,533 287 261 174 4,325 480 2,417 125 491 1,360 257 296 717 843 554 2,070 2,100 345 1,099 469 42 1,884 6,242 62,880 Other accrued liabilities 5 5,417 3,960 64 19 9,039 49 996 586 708 857 291 1,114 75 686 121 247 2 231 307 160 55 373 72 183 291 3,852 673 288 1,017 1 462 - 32,201 Current operating lease liabilities 89 5,352 7,150 68 1,115 2,124 548 924 1,063 2,233 3,436 663 419 72 14,195 1,624 2,800 50 905 2,226 288 571 2,436 1,777 1,065 842 6,425 1,716 1,002 2,050 32 5,196 37 70,493 Current finance lease liabilities 27 468 183 12 - 356 65 - - 233 389 - 177 - 1,660 338 566 - 10 225 44 21 85 151 109 312 948 73 82 105 - 710 - 7,349 Borrowings under revolving commitments - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Current portion of long-term debt - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Liabilities to be disposed of - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Total current liabilities 2,243 133,782 85,119 3,029 2,224 26,416 6,774 19,017 23,737 75,214 15,321 47,781 17,567 5,861 29,891 14,070 9,303 2,645 14,992 23,269 7,290 1,107 25,867 4,112 8,161 115,426 254,779 62,457 35,910 37,842 2,675 76,408 455,173 1,645,462 Other long-term liabilities (4) (14) (70) - - (45) (1) - - (35) (2) (14) - - (59) - (20) - (2) 1,218 - 6 17 (18) - (4) (2) - (26) (6) - 14 137 1,070 Deferred tax liabilities, net - - - - - - - - - - - - - - 7,721 - - - - - - - - - - - - - - - - 1,956 - 9,677 Operating lease liabilities, less current portion 259 5,024 13,459 156 1,944 10,675 1,050 1,468 2,128 4,594 7,900 428 719 153 27,688 3,696 8,404 133 834 6,236 648 628 5,554 3,446 1,726 943 12,109 5,744 1,196 2,884 115 9,953 115 142,009 Finance lease liabilities, less current portion 65 1,318 364 52 - 859 139 - - 577 853 - 197 - 3,561 715 1,261 - 27 506 91 36 159 355 242 642 2,020 28 193 269 - 1,209 - 15,738 Long-term debt, less current portion - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Other commitments and contingencies (Note 16) - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Stockholders' Deficit National Mentor Holdings, Inc. stockholders' deficit Common stock - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Additional paid-in capital - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Accumulated loss on derivatives, net - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Accumulated deficit (1,559) (78,490) (30,954) (1,642) 16,245 6,049 (2,174) (6,379) (16,433) (56,451) 1,648 (37,061) (8,550) (1,478) 49,794 (7,506) 15,972 (1,289) (6,031) (4,208) (5,247) 4,004 (13,451) 15,595 (3,290) (64,124) (148,703) (29,387) (22,273) (32,949) (1,551) (10,217) (26,701) (508,791) Total National Mentor Holdings, Inc. stockholders’ deficit (1,559) (78,490) (30,954) (1,642) 16,245 6,049 (2,174) (6,379) (16,433) (56,451) 1,648 (37,061) (8,550) (1,478) 49,794 (7,506) 15,972 (1,289) (6,031) (4,208) (5,247) 4,004 (13,451) 15,595 (3,290) (64,124) (148,703) (29,387) (22,273) (32,949) (1,551) (10,217) (26,701) (508,791) Noncontrolling interests - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - Total stockholders' deficit (1,559) (78,490) (30,954) (1,642) 16,245 6,049 (2,174) (6,379) (16,433) (56,451) 1,648 (37,061) (8,550) (1,478) 49,794 (7,506) 15,972 (1,289) (6,031) (4,208) (5,247) 4,004 (13,451) 15,595 (3,290) (64,124) (148,703) (29,387) (22,273) (32,949) (1,551) (10,217) (26,701) (508,791) Total liabilities and stockholders' deficit 1,004$ 61,620$ 67,918$ 1,595$ 20,413$ 43,954$ 5,788$ 14,106$ 9,432$ 23,899$ 25,720$ 11,134$ 9,933$ 4,536$ 118,596$ 10,975$ 34,920$ 1,489$ 9,820$ 27,021$ 2,782$ 5,781$ 18,146$ 23,490$ 6,839$ 52,883$ 120,203$ 38,842$ 15,000$ 8,040$ 1,239$ 79,323$ 428,724$ 1,305,165$ See accompanying notes to these consolidated financial statements.

Pediatrics

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	Alabama	Arizona	Connecticut	Georgia	Indiana	Kentucky	Maryland	Massachusetts	Minnesota	New Jersey	North Carolina	North Dakota	Ohio	Pennsylvania	South Carolina	Texas	Overhead	Consolidated Totals
Assets																		
Current Assets:																		
Cash and cash equivalents	$ -	$ -	$ -	$ 4	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 4
Restricted cash	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	1,897	183	258	1,578	1,239	-	1,071	7,266	1,836	803	50	689	3,054	4,169	901	302	-	25,296
Intercompany receivables	4,358	-	-	-	266	-	5,116	-	-	-	-	-	1,596	-	-	-	-	11,336
Prepaid expenses and other current assets	-	-	-	11	2	-	-	31	4	15	-	4	4	3	19	-	-	93
Assets held for sale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total current assets	6,255	183	258	1,593	1,507	-	6,187	7,297	1,840	818	50	693	4,654	4,172	920	302	-	36,729
Property and equipment, net	56	10	24	155	49	-	127	539	1,909	586	39	193	228	443	309	27	63	4,757
Intangible assets, net	-	1,674	-	770	-	-	-	13,687	942	-	-	9,688	-	370	514	2,331	36,881	66,857
Goodwill	-	488	-	-	-	-	-	17,463	648	-	-	6,787	-	-	-	731	47,689	73,806
Operating lease right-of-use assets	375	99	11	537	195	-	957	4,673	5,888	822	93	3,155	694	1,619	1,173	(26)	-	20,265
Finance lease right-of-use assets	-	-	-	-	41	-	154	28	-	42	-	-	134	-	-	-	-	399
Restricted cash	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other assets	5	9	12	14	6	-	29	221	104	27	5	30	16	56	24	-	15	573
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total assets	$ 6,691	$ 2,463	$ 305	$ 3,069	$ 1,798	$ -	$ 7,454	$ 43,908	$ 11,331	$ 2,295	$ 187	$ 20,546	$ 5,726	$ 6,660	$ 2,940	$ 3,365	$ 84,648	$ 203,386
Liabilities and Stockholders' Deficit																		
Current Liabilities:																		
Accounts payable	$ 31	$ 10	$ 3	$ 69	$ 7	$ -	$ 80	$ 155	$ 201	$ 78	$ 5	$ 20	$ 46	$ 67	$ 48	$ 2	$ 62	$ 884
Intercompany payables	-	5,743	2,050	10,882	-	2,068	-	88,979	13,207	2,404	1,801	28,272	-	2,667	5,456	7,359	86,680	257,568
Accrued payroll and related costs	127	63	37	243	117	-	124	915	107	150	7	197	268	393	89	81	974	3,892
Other accrued liabilities	16	15	31	48	19	-	295	627	102	295	-	144	48	75	10	65	-	1,790
Current operating lease liabilities	105	64	6	234	97	8	368	2,102	1,195	407	54	763	223	322	351	4	-	6,303
Current finance lease liabilities	-	-	-	-	9	-	57	10	-	21	-	-	26	-	-	-	-	123
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Liabilities to be disposed of	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	279	5,895	2,127	11,476	249	2,076	924	92,788	14,812	3,355	1,867	29,396	611	3,524	5,954	7,511	87,716	270,560
Other long-term liabilities	(7)	-	-	(16)	-	-	-	(12)	-	(125)	-	-	-	-	-	-	21	(139)
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	280	209	4	326	105	-	687	2,798	5,012	567	39	4,091	481	1,278	855	(27)	-	16,705
Finance lease liabilities, less current portion	-	-	-	-	31	-	111	20	-	24	-	-	110	-	-	-	-	296
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Stockholders' Deficit																		
National Mentor Holdings, Inc. stockholders' deficit																		
Common stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated deficit	6,139	(3,641)	(1,826)	(8,717)	1,413	(2,076)	5,732	(51,686)	(8,493)	(1,526)	(1,719)	(12,941)	4,524	1,858	(3,869)	(4,119)	(3,089)	(84,036)
Total National Mentor Holdings, Inc. stockholders' deficit	6,139	(3,641)	(1,826)	(8,717)	1,413	(2,076)	5,732	(51,686)	(8,493)	(1,526)	(1,719)	(12,941)	4,524	1,858	(3,869)	(4,119)	(3,089)	(84,036)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total stockholders' deficit	6,139	(3,641)	(1,826)	(8,717)	1,413	(2,076)	5,732	(51,686)	(8,493)	(1,526)	(1,719)	(12,941)	4,524	1,858	(3,869)	(4,119)	(3,089)	(84,036)
Total liabilities and stockholders' deficit	$ 6,691	$ 2,463	$ 305	$ 3,069	$ 1,798	$ -	$ 7,454	$ 43,908	$ 11,331	$ 2,295	$ 187	$ 20,546	$ 5,726	$ 6,660	$ 2,940	$ 3,365	$ 84,648	$ 203,386

See accompanying notes to these consolidated financial statements.

NeuroRestorative Consolidating Balance Sheet As of September 30, 2025 (Unaudited) (Amounts in thousands) Arizona Arkansas California Colorado Florida Georgia Illinois Iowa Kentucky Louisiana Maine Maryland Massachusetts Michigan Nevada New Hampshire New Jersey North Carolina Ohio Pennsylvania Rhode Island Tennessee Texas Utah Virginia Overhead Consolidated Totals Assets Current Assets: Cash and cash equivalents -$ 3$ 8$ 123$ 31$ -$ 9$ -$ 1$ -$ -$ -$ -$ 13$ 4$ -$ 2$ -$ -$ -$ -$ 1$ (400)$ -$ -$ -$ (205)$ Restricted cash - - - - - - - - - - - - - - - - - - - - - - - - - - - Accounts receivable, net 241 2,701 9,284 987 21,917 1,614 9,109 759 2,677 682 5,680 3,287 3,281 24,851 6,187 1,722 5,123 1,089 - 1,025 428 261 5,620 1,202 3,042 (1,859) 110,910 Intercompany receivables - - - - - 7,253 8,153 6,032 - - - - - 26,080 - - - 6,397 - - 3,240 653 10,797 - - - 68,605 Prepaid expenses and other current assets - - 116 - 67 - 13 1 3 - 1 109 113 591 1 1 10 4 - 55 9 - 256 - 10 - 1,360 Assets held for sale - - - - - - - - - - - - - - - - - - - - - - - - - - - Total current assets 241 2,704 9,408 1,110 22,015 8,867 17,284 6,792 2,681 682 5,681 3,396 3,394 51,535 6,192 1,723 5,135 7,490 - 1,080 3,677 915 16,273 1,202 3,052 (1,859) 180,670 Property and equipment, net 39 1,600 2,395 813 4,826 116 5,020 450 1,499 53 1,246 907 1,789 2,274 1,539 1,682 1,027 249 1 372 201 76 1,861 442 545 267 31,289 Intangible assets, net - - - - 10,096 - - - 158 - - 3,338 - 3,683 - - - - - 3,221 - - - - - 69,203 89,699 Goodwill - - - - 26,187 - - - - - - 1,263 - 288 - - - - - 3,855 - - - - - 146,013 177,606 Operating lease right-of-use assets 324 3,262 30,346 1,722 18,526 940 8,444 1,955 4,759 280 5,732 4,112 5,808 14,914 4,644 3,339 3,726 188 - 1,368 499 92 28,733 7,296 1,976 442 153,427 Finance lease right-of-use assets 100 - - 60 1,498 39 280 86 755 141 510 417 408 676 7,470 29 162 - - 18 143 - 483 - 175 56 13,506 Restricted cash - - - - - - - - - - - - - - - - - - - - - - - - - - - Other assets 6 1,722 388 78 141 5 123 41 103 3 94 67 144 343 133 23 111 7 - 38 14 4 206 108 19 46 3,967 Investment in subsidiairies - - - - - - - - - - - - - - - - - - - - - - - - - 75,516 75,516 Total assets 710$ 9,288$ 42,537$ 3,783$ 83,289$ 9,967$ 31,151$ 9,324$ 9,955$ 1,159$ 13,263$ 13,500$ 11,543$ 73,713$ 19,978$ 6,796$ 10,161$ 7,934$ 1$ 9,952$ 4,534$ 1,087$ 47,556$ 9,048$ 5,767$ 289,684$ 725,680$ Liabilities and Stockholders' Deficit Current Liabilities: Accounts payable 11$ 55$ 551$ 125$ 595$ 35$ 192$ 69$ 192$ 40$ 314$ 107$ 188$ 297$ 400$ 93$ 222$ 32$ 8$ 95$ 27$ 6$ 199$ 221$ 170$ 284$ 4,528$ Intercompany payables 4,568 6,955 21,071 18,661 13,540 - - - 20,167 289 8,024 7,599 4,427 - 27,421 5,219 - - 3,102 20,828 - - - 10,725 5,885 299,167 477,648 Accrued payroll and related costs 10 88 1,497 149 1,315 48 622 25 262 23 458 308 393 647 571 125 325 35 - 184 18 9 574 311 84 3,830 11,911 Other accrued liabilities 2 69 978 62 917 90 800 41 126 21 104 (75) 715 22 51 183 24 11 - 3 134 4 542 138 300 573 5,835 Current operating lease liabilities 92 648 4,056 1,160 1,771 201 1,751 371 1,415 73 1,028 628 1,575 3,743 909 296 1,118 52 - 425 119 47 3,247 1,279 346 133 26,483 Current finance lease liabilities 26 - - 16 422 10 92 24 220 38 136 106 134 207 322 9 46 - - 11 38 - 166 - 57 15 2,095 Borrowings under revolving commitments - - - - - - - - - - - - - - - - - - - - - - - - - - - Current portion of long-term debt - - - - - - - - - - - - - - - - - - - - - - - - - - - Liabilities to be disposed of - - - - - - - - - - - - - - - - - - - - - - - - - - - Total current liabilities 4,709 7,815 28,153 20,173 18,560 384 3,457 530 22,382 484 10,064 8,673 7,432 4,916 29,674 5,925 1,735 130 3,110 21,546 336 66 4,728 12,674 6,842 304,002 528,500 Other long-term liabilities - - (113) 34 (28) 1 (5) - (5) - (15) - 32 (16) - (1) (10) - - - (8) - (50) - - 74 (110) Deferred tax liabilities, net - - - - (6,120) - - - - - - - - - - - - - - - - - (3,061) - - - (9,181) Operating lease liabilities, less current portion 235 2,612 27,971 1,027 17,690 739 6,973 1,631 3,465 211 4,731 3,551 4,414 11,808 3,872 3,170 2,770 140 - 991 331 47 31,694 6,528 1,630 325 138,556 Finance lease liabilities, less current portion 76 - - 45 1,117 28 197 65 566 105 379 318 294 572 10,374 18 122 - - 10 109 - 345 - 128 43 14,911 Long-term debt, less current portion - - - - - - - - - - - - - - - - - - - - - - - - - - - Other commitments and contingencies (Note 16) - - - - - - - - - - - - - - - - - - - - - - - - - - - Stockholders' Deficit National Mentor Holdings, Inc. stockholders' deficit Common stock - - - - - - - - - - - - - - - - - - - - - - - - - - - Additional paid-in capital - - - - - - - - - - - - - - - - - - - - - - - - - - - Accumulated loss on derivatives, net - - - - - - - - - - - - - - - - - - - - - - - - - - - Accumulated deficit (4,310) (1,139) (13,474) (17,496) 52,070 8,815 20,529 7,098 (16,453) 359 (1,896) 958 (629) 56,433 (23,942) (2,316) 5,544 7,664 (3,109) (12,595) 3,766 974 13,900 (10,154) (2,833) (14,760) 53,004 Total National Mentor Holdings, Inc. stockholders’ deficit (4,310) (1,139) (13,474) (17,496) 52,070 8,815 20,529 7,098 (16,453) 359 (1,896) 958 (629) 56,433 (23,942) (2,316) 5,544 7,664 (3,109) (12,595) 3,766 974 13,900 (10,154) (2,833) (14,760) 53,004 Noncontrolling interests - - - - - - - - - - - - - - - - - - - - - - - - - - - Total stockholders' deficit (4,310) (1,139) (13,474) (17,496) 52,070 8,815 20,529 7,098 (16,453) 359 (1,896) 958 (629) 56,433 (23,942) (2,316) 5,544 7,664 (3,109) (12,595) 3,766 974 13,900 (10,154) (2,833) (14,760) 53,004 Total liabilities and stockholders' deficit 710$ 9,288$ 42,537$ 3,783$ 83,289$ 9,967$ 31,151$ 9,324$ 9,955$ 1,159$ 13,263$ 13,500$ 11,543$ 73,713$ 19,978$ 6,796$ 10,161$ 7,934$ 1$ 9,952$ 4,534$ 1,087$ 47,556$ 9,048$ 5,767$ 289,684$ 725,680$ See accompanying notes to these consolidated financial statements.

Community Services - California

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	CA MENTOR	California Mentor Family Home Agency, LLC	IFCS dba California Mentor	Horrigan Cole Enterprises, Inc.	First Step Independent Living, Inc.	Unlimited Quest, Inc.	Loyds Liberty Homes, Inc.	Cornerstone Living Skills, Inc.	SAR, PC	REM California	Consolidated Totals
Assets											
Current Assets:											
Cash and cash equivalents	$ 2	$ -	$ -	$ -	$ 1	$ 1	$ 1	$ -	$ -	$ 1	$ 6
Restricted cash	-	-	-	-	-	-	-	-	-	-	-
Accounts receivable, net	4,418	9,160	1,001	10,658	515	1,438	1,763	-	-	3,638	32,591
Intercompany receivables	-	-	-	-	-	-	-	-	-	-	-
Prepaid expenses and other current assets	43	7	6	21	13	8	159	1	-	1	259
Assets held for sale	-	-	-	-	-	-	-	-	-	-	-
Total current assets	4,463	9,167	1,007	10,679	529	1,447	1,923	1	-	3,640	32,856
Property and equipment, net	1,169	219	285	1,023	254	154	586	-	21	1,029	4,740
Intangible assets, net	-	-	-	-	-	-	-	-	-	6,008	6,008
Goodwill	-	-	-	-	-	-	-	-	-	3,537	3,537
Operating lease right-of-use assets	5,021	1,227	505	4,648	2,343	1,231	1,292	-	-	3,500	19,767
Finance lease right-of-use assets	162	-	-	79	-	-	205	-	-	59	505
Restricted cash	-	-	-	-	-	-	-	-	-	-	-
Other assets	167	27	10	141	11	27	6	-	-	116	505
Investment in subsidiairies	-	-	-	-	-	-	-	-	-	-	-
Total assets	$ 10,982	$ 10,640	$ 1,807	$ 16,570	$ 3,137	$ 2,859	$ 4,012	$ 1	$ 21	$ 17,889	$ 67,918
Liabilities and Stockholders' Deficit											
Current Liabilities:											
Accounts payable	$ 487	$ 6,775	$ 17	$ 204	$ 26	$ 15	$ 66	$ -	$ 11	$ 132	$ 7,733
Intercompany payables	35,915	(19,103)	612	(19,180)	(695)	1,084	8,133	2,131	388	33,216	42,501
Accrued payroll and related costs	3,302	4,753	168	9,612	821	1,691	764	-	112	2,369	23,592
Other accrued liabilities	184	20	3,208	26	-	(3)	499	2	-	24	3,960
Current operating lease liabilities	1,545	567	294	2,037	480	521	494	-	-	1,212	7,150
Current finance lease liabilities	80	-	-	22	-	-	61	-	-	20	183
Borrowings under revolving commitments	-	-	-	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-	-	-	-
Liabilities to be disposed of	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	41,513	(6,988)	4,299	(7,279)	632	3,308	10,017	2,133	511	36,973	85,119
Other long-term liabilities	25	(10)	-	(54)	-	-	(20)	-	(2)	(9)	(70)
Deferred tax liabilities, net	-	-	-	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	3,593	716	414	2,849	1,902	762	809	-	-	2,414	13,459
Finance lease liabilities, less current portion	109	-	-	61	-	-	152	-	-	42	364
Long-term debt, less current portion	-	-	-	-	-	-	-	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-	-	-	-
Stockholders' Deficit											
National Mentor Holdings, Inc. stockholders' deficit											
Common stock	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-	-	-	-	-	-	-	-
Accumulated deficit	(34,258)	16,922	(2,906)	20,993	603	(1,211)	(6,946)	(2,132)	(488)	(21,531)	(30,954)
Total National Mentor Holdings, Inc. stockholders' deficit	(34,258)	16,922	(2,906)	20,993	603	(1,211)	(6,946)	(2,132)	(488)	(21,531)	(30,954)
Noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-
Total stockholders' deficit	(34,258)	16,922	(2,906)	20,993	603	(1,211)	(6,946)	(2,132)	(488)	(21,531)	(30,954)
Total liabilities and stockholders' deficit	$ 10,982	$ 10,640	$ 1,807	$ 16,570	$ 3,137	$ 2,859	$ 4,012	$ 1	$ 21	$ 17,889	$ 67,918

See accompanying notes to these consolidated financial statements.

Community Services - Arizona

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	AZ MENTOR	Spectrum Home Healthcare, LLC	AZ Healthcare	AZ Tungland	Consolidated Totals
Assets					
Current Assets:					
Cash and cash equivalents	$ -	$ -	$ -	$ -	$ -
Restricted cash	-	-	-	-	-
Accounts receivable, net	7,235	(66)	2,127	5,642	14,938
Intercompany receivables	-	-	-	-	-
Prepaid expenses and other current assets	4	-	-	-	4
Assets held for sale	-	-	-	-	-
Total current assets	7,239	(66)	2,127	5,642	14,942
Property and equipment, net	1,395	1	316	775	2,487
Intangible assets, net	520	-	3,720	15,473	19,713
Goodwill	-	-	840	11,409	12,249
Operating lease right-of-use assets	6,096	-	655	3,213	9,964
Finance lease right-of-use assets	1,244	-	40	483	1,767
Restricted cash	-	-	-	-	-
Other assets	240	-	38	220	498
Investment in subsidiairies	-	-	-	-	-
Total assets	$ 16,734	$ (65)	$ 7,736	$ 37,215	$ 61,620
Liabilities and Stockholders' Deficit					
Current Liabilities:					
Accounts payable	$ 275	$ 1	$ 21	$ 88	$ 385
Intercompany payables	39,843	13,137	14,160	51,349	118,489
Accrued payroll and related costs	2,129	-	201	1,341	3,671
Other accrued liabilities	1,987	-	3,381	49	5,417
Current operating lease liabilities	2,944	-	485	1,923	5,352
Current finance lease liabilities	327	-	10	131	468
Borrowings under revolving commitments	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-
Liabilities to be disposed of	-	-	-	-	-
Total current liabilities	47,505	13,138	18,258	54,881	133,782
Other long-term liabilities	-	-	-	(14)	(14)
Deferred tax liabilities, net	-	-	-	-	-
Operating lease liabilities, less current portion	3,434	-	254	1,336	5,024
Finance lease liabilities, less current portion	929	-	30	359	1,318
Long-term debt, less current portion	-	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-	-
Stockholders' Deficit					
National Mentor Holdings, Inc. stockholders' deficit					
Common stock	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-	-
Accumulated deficit	(35,134)	(13,203)	(10,806)	(19,347)	(78,490)
Total National Mentor Holdings, Inc. stockholders' deficit	(35,134)	(13,203)	(10,806)	(19,347)	(78,490)
Noncontrolling interests	-	-	-	-	-
Total stockholders' deficit	(35,134)	(13,203)	(10,806)	(19,347)	(78,490)
Total liabilities and stockholders' deficit	$ 16,734	$ (65)	$ 7,736	$ 37,215	$ 61,620

See accompanying notes to these consolidated financial statements.

Community Services - New Jersey

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	New Jersey MENTOR - IDD	REM New Jersey, Inc.	REM New Jersey Properties, Inc	D&S New Jersey	Consolidated Totals
Assets					
Current Assets:					
Cash and cash equivalents	$ -	$ -	$ -	$ -	$ -
Restricted cash	-	-	-	-	-
Accounts receivable, net	91	2,002	-	678	2,771
Intercompany receivables	-	-	-	-	-
Prepaid expenses and other current assets	30	-	-	-	30
Assets held for sale	-	-	-	-	-
Total current assets	121	2,002	-	678	2,801
Property and equipment, net	45	2,236	1,916	412	4,609
Intangible assets, net	-	-	-	6,050	6,050
Goodwill	-	-	-	4,320	4,320
Operating lease right-of-use assets	9	6,077	-	2,257	8,343
Finance lease right-of-use assets	-	632	-	60	692
Restricted cash	-	-	-	-	-
Other assets	-	172	-	34	206
Investment in subsidiairies	-	-	-	-	-
Total assets	$ 175	$ 11,119	$ 1,916	$ 13,811	$ 27,021
Liabilities and Stockholders' Deficit					
Current Liabilities:					
Accounts payable	$ 3	$ 159	$ -	$ 310	$ 472
Intercompany payables	(7,379)	8,310	609	17,139	18,679
Accrued payroll and related costs	81	917	-	362	1,360
Other accrued liabilities	14	161	-	132	307
Current operating lease liabilities	13	1,607	-	606	2,226
Current finance lease liabilities	-	205	-	20	225
Borrowings under revolving commitments	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-
Liabilities to be disposed of	-	-	-	-	-
Total current liabilities	(7,268)	11,359	609	18,569	23,269
Other long-term liabilities	-	(89)	1,307	-	1,218
Deferred tax liabilities, net	-	-	-	-	-
Operating lease liabilities, less current portion	(4)	4,533	-	1,707	6,236
Finance lease liabilities, less current portion	-	462	-	44	506
Long-term debt, less current portion	-	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-	-
Stockholders' Deficit					
National Mentor Holdings, Inc. stockholders' deficit					
Common stock	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-	-
Accumulated deficit	7,447	(5,146)	-	(6,509)	(4,208)
Total National Mentor Holdings, Inc. stockholders' deficit	7,447	(5,146)	-	(6,509)	(4,208)
Noncontrolling interests	-	-	-	-	-
Total stockholders' deficit	7,447	(5,146)	-	(6,509)	(4,208)
Total liabilities and stockholders' deficit	$ 175	$ 11,119	$ 1,916	$ 13,811	$ 27,021

See accompanying notes to these consolidated financial statements.

Community Services - West Virginia Consolidating Balance Sheet As of September 30, 2025 (Unaudited) (Amounts in thousands) REM Community Options, Inc REM West Virginia, Inc Consolidated Totals Assets Current Assets: Cash and cash equivalents -$ -$ -$ Restricted cash - - - Accounts receivable, net 2,846 1,601 4,447 Intercompany receivables - - - Prepaid expenses and other current assets 60 92 152 Assets held for sale - - - Total current assets 2,906 1,693 4,599 Property and equipment, net 367 1,232 1,599 Intangible assets, net - 4,435 4,435 Goodwill - 1,912 1,912 Operating lease right-of-use assets 1,135 990 2,125 Finance lease right-of-use assets 262 - 262 Restricted cash - - - Other assets 12 56 68 Investment in subsidiairies - - - Total assets 4,682$ 10,318$ 15,000$ Liabilities and Stockholders' Deficit Current Liabilities: Accounts payable 92$ 277$ 369$ Intercompany payables 12,903 20,167 33,070 Accrued payroll and related costs 877 222 1,099 Other accrued liabilities 204 84 288 Current operating lease liabilities 495 507 1,002 Current finance lease liabilities 82 - 82 Borrowings under revolving commitments - - - Current portion of long-term debt - - - Liabilities to be disposed of - - - Total current liabilities 14,653 21,257 35,910 Other long-term liabilities (29) 3 (26) Deferred tax liabilities, net - - - Operating lease liabilities, less current portion 669 527 1,196 Finance lease liabilities, less current portion 193 - 193 Long-term debt, less current portion - - - Other commitments and contingencies (Note 16) - - - Stockholders' Deficit National Mentor Holdings, Inc. stockholders' deficit Common stock - - - Additional paid-in capital - - - Accumulated loss on derivatives, net - - - Accumulated deficit (10,804) (11,469) (22,273) Total National Mentor Holdings, Inc. stockholders’ deficit (10,804) (11,469) (22,273) Noncontrolling interests - - - Total stockholders' deficit (10,804) (11,469) (22,273) Total liabilities and stockholders' deficit 4,682$ 10,318$ 15,000$ See accompanying notes to these consolidated financial statements.

Community Services - Indiana

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	IN Supported Living	IN MENTOR Waiver Services	REM Indiana, Inc	REM Occazio, LLC	REM Indiana Community Services, Inc	Transitional Services, LLC	Bridges of Indiana, Inc.	Consolidated Totals
Assets								
Current Assets:								
Cash and cash equivalents	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Restricted cash	-	-	-	-	-	-	-	-
Accounts receivable, net	1,427	463	1,385	802	596	579	960	6,212
Intercompany receivables	-	-	-	-	-	-	-	-
Prepaid expenses and other current assets	-	-	32	5	10	4	8	59
Assets held for sale	-	-	-	-	-	-	-	-
Total current assets	1,427	463	1,417	807	606	583	968	6,271
Property and equipment, net	357	34	849	393	67	181	100	1,981
Intangible assets, net	-	-	-	-	904	-	5,211	6,115
Goodwill	-	-	-	-	384	-	1,656	2,040
Operating lease right-of-use assets	2,282	-	1,317	1,571	258	828	337	6,593
Finance lease right-of-use assets	227	41	236	226	-	53	-	783
Restricted cash	-	-	-	-	-	-	-	-
Other assets	37	-	49	-	6	14	10	116
Investment in subsidiairies	-	-	-	-	-	-	-	-
Total assets	$ 4,330	$ 538	$ 3,868	$ 2,997	$ 2,225	$ 1,659	$ 8,282	$ 23,899
Liabilities and Stockholders' Deficit								
Current Liabilities:								
Accounts payable	$ 35	$ 14	$ 115	$ 52	$ 6	$ 31	$ 10	$ 263
Intercompany payables	2,385	6,392	24,314	6,096	7,006	8,660	14,422	69,275
Accrued payroll and related costs	727	171	742	179	191	144	348	2,502
Other accrued liabilities	58	-	385	161	(1)	109	(4)	708
Current operating lease liabilities	713	-	628	454	124	223	91	2,233
Current finance lease liabilities	62	9	80	61	-	21	-	233
Borrowings under revolving commitments	-	-	-	-	-	-	-	-
Current portion of long-term debt	-	-	-	-	-	-	-	-
Liabilities to be disposed of	-	-	-	-	-	-	-	-
Total current liabilities	3,980	6,586	26,264	7,003	7,326	9,188	14,867	75,214
Other long-term liabilities	-	-	(35)	-	-	-	-	(35)
Deferred tax liabilities, net	-	-	-	-	-	-	-	-
Operating lease liabilities, less current portion	1,644	-	718	1,147	214	613	258	4,594
Finance lease liabilities, less current portion	170	30	171	170	-	36	-	577
Long-term debt, less current portion	-	-	-	-	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-	-	-	-	-
Stockholders' Deficit								
National Mentor Holdings, Inc. stockholders' deficit								
Common stock	-	-	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-	-	-	-	-
Accumulated deficit	(1,464)	(6,078)	(23,250)	(5,323)	(5,315)	(8,178)	(6,843)	(56,451)
Total National Mentor Holdings, Inc. stockholders' deficit	(1,464)	(6,078)	(23,250)	(5,323)	(5,315)	(8,178)	(6,843)	(56,451)
Noncontrolling interests	-	-	-	-	-	-	-	-
Total stockholders' deficit	(1,464)	(6,078)	(23,250)	(5,323)	(5,315)	(8,178)	(6,843)	(56,451)
Total liabilities and stockholders' deficit	$ 4,330	$ 538	$ 3,868	$ 2,997	$ 2,225	$ 1,659	$ 8,282	$ 23,899

See accompanying notes to these consolidated financial statements.

Community Services - Iowa

Consolidating Balance Sheet
As of September 30, 2025
(Unaudited)
(Amounts in thousands)

	REM Iowa, Inc	REM Developmental Services, Inc	REM Iowa Community Services, Inc	Consolidated Totals
Assets				
Current Assets:				
Cash and cash equivalents	$ -	$ -	$ -	$ -
Restricted cash	-	-	-	-
Accounts receivable, net	1,680	273	5,391	7,344
Intercompany receivables	-	-	-	-
Prepaid expenses and other current assets	24	1	1	26
Assets held for sale	-	-	-	-
Total current assets	1,704	274	5,392	7,370
Property and equipment, net	2,218	1,016	2,579	5,813
Intangible assets, net	-	-	-	-
Goodwill	-	-	-	-
Operating lease right-of-use assets	1,820	1,744	7,604	11,168
Finance lease right-of-use assets	186	315	684	1,185
Restricted cash	-	-	-	-
Other assets	43	12	129	184
Investment in subsidiairies	-	-	-	-
Total assets	$ 5,971	$ 3,361	$ 16,388	$ 25,720
Liabilities and Stockholders' Deficit				
Current Liabilities:				
Accounts payable	$ 462	$ 17	$ 121	$ 600
Intercompany payables	14,936	3,592	(10,022)	8,506
Accrued payroll and related costs	435	93	1,005	1,533
Other accrued liabilities	832	-	25	857
Current operating lease liabilities	327	447	2,662	3,436
Current finance lease liabilities	49	98	242	389
Borrowings under revolving commitments	-	-	-	-
Current portion of long-term debt	-	-	-	-
Liabilities to be disposed of	-	-	-	-
Total current liabilities	17,041	4,247	(5,967)	15,321
Other long-term liabilities	(2)	-	-	(2)
Deferred tax liabilities, net	-	-	-	-
Operating lease liabilities, less current portion	1,557	1,341	5,002	7,900
Finance lease liabilities, less current portion	141	233	479	853
Long-term debt, less current portion	-	-	-	-
Other commitments and contingencies (Note 16)	-	-	-	-
Stockholders' Deficit				
National Mentor Holdings, Inc. stockholders' deficit				
Common stock	-	-	-	-
Additional paid-in capital	-	-	-	-
Accumulated loss on derivatives, net	-	-	-	-
Accumulated deficit	(12,766)	(2,460)	16,874	1,648
Total National Mentor Holdings, Inc. stockholders' deficit	(12,766)	(2,460)	16,874	1,648
Noncontrolling interests	-	-	-	-
Total stockholders' deficit	(12,766)	(2,460)	16,874	1,648
Total liabilities and stockholders' deficit	$ 5,971	$ 3,361	$ 16,388	$ 25,720

See accompanying notes to these consolidated financial statements.

National Mentor Holdings, Inc. and Subsidiaries

Consolidating Statement of Operations
For the year ended September 30, 2025
(Unaudited)
(Amounts in thousands)

	Pediatrics	Community Services	NeuroRestorative	Central Office	Elimination	Other	NMHI	Consolidated Totals
Net revenue	$ 272,513	$ 2,285,039	$ 629,048	$ 4,266	$ (2,557)	$ -	$ -	$ 3,188,309
Cost of revenue (exclusive of depreciation and amortization expense below)	219,449	1,885,075	465,452	9,226	(2,557)	-	-	2,576,645
Operating expenses:								
General and administrative	25,407	103,709	38,627	170,907	-	-	-	338,650
General and administrative - central support allocation	14,689	125,527	30,904	(171,120)	-	-	-	-
Depreciation and amortization	14,264	103,374	28,825	9,273	-	-	-	155,736
Loss on assets held for sale and divestitures	96	1,341	277	8,933	-	-	-	10,647
Total operating expenses	54,456	333,951	98,633	17,993	-	-	-	505,033
Income from operations	(1,392)	66,013	64,963	(22,953)	-	-	-	106,631
Other income (expense):								
Interest expense	(15,731)	(135,703)	(34,352)	(383)	(1)	-	-	(186,170)
Other income, net	264	292	137	795	764	-	-	2,252
Loss before income taxes	(16,859)	(69,398)	30,748	(22,541)	763	-	-	(77,287)
(Benefit from) provision for income taxes	-	-	-	(3,897)	-	-	-	(3,897)
Net loss	(16,859)	(69,398)	30,748	(18,644)	763	-	-	(73,390)
Less: Net loss attributable to noncontrolling interests	-	-	-	(1,479)	-	-	-	(1,479)
Net loss attributable to National Mentor Holdings, Inc.	$ (16,859)	$ (69,398)	$ 30,748	$ (17,165)	$ 763	$ -	$ -	$ (71,911)

See accompanying notes to these consolidated financial statements.

Community Services

Consolidating Statement of Operations
For the year ended September 30, 2025
(Unaudited)
(Amounts in thousands)

	Alabama	Arizona	California	Colorado	Delaware	Florida	Georgia	Idaho	Illinois	Indiana
Net revenue	$ 3,022	$ 161,141	$ 256,655	$ 3,865	$ 40,284	$ 171,132	$ 38,705	$ 28,739	$ 36,944	$ 106,306
Cost of revenue (exclusive of depreciation and amortization expense below)	2,394	141,107	209,086	3,470	30,586	126,979	28,768	23,470	31,016	99,063
Operating expenses:										
General and administrative	110	5,240	6,456	139	1,019	5,251	1,440	1,350	1,628	3,766
General and administrative - central support allocation	226	12,956	18,838	320	2,736	12,587	2,630	2,280	2,799	9,424
Depreciation and amortization	103	4,874	6,441	107	206	5,520	559	1,160	446	2,375
Loss on assets held for sale and divestitures	-	75	75	-	5	325	2	1	6	61
Total operating expenses	439	23,145	31,810	566	3,966	23,683	4,631	4,791	4,879	15,626
Income from operations	189	(3,111)	15,759	(171)	5,732	20,470	5,306	478	1,049	(8,383)
Other income (expense):										
Interest expense	(177)	(9,936)	(14,426)	(245)	(2,857)	(9,717)	(2,028)	(1,740)	(2,168)	(7,127)
Other income, net	-	2	3	-	-	4	-	-	-	2
Loss before income taxes	12	(13,045)	1,336	(416)	3,875	10,757	3,278	(1,262)	(1,119)	(15,508)
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-	-	-
Net loss	12	(13,045)	1,336	(416)	3,875	10,757	3,278	(1,262)	(1,119)	(15,508)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ 12	$ (13,045)	$ 1,336	$ (416)	$ 3,875	$ 10,757	$ 3,278	$ (1,262)	$ (1,119)	$ (15,508)

	Iowa	Kentucky	Louisiana	Massachusetts	Minnesota	Mississippi	Missouri	Montana	Nevada	New Jersey
Net revenue	$ 92,897	$ 14,479	$ 16,551	$ 14,007	$ 414,624	$ 30,595	$ 134,878	$ 3,204	$ 24,285	$ 64,912
Cost of revenue (exclusive of depreciation and amortization expense below)	72,249	16,975	14,536	11,777	329,311	23,441	99,651	2,744	19,783	53,307
Operating expenses:										
General and administrative	3,842	976	829	599	11,538	922	4,338	173	1,287	1,176
General and administrative - central support allocation	6,832	1,693	1,518	1,108	29,726	2,205	9,037	257	1,885	4,951
Depreciation and amortization	2,582	962	1,158	331	10,374	1,533	2,216	118	694	2,447
Loss on assets held for sale and divestitures	58	2	4	7	459	(24)	97	-	7	(3)
Total operating expenses	13,314	3,633	3,509	2,045	52,097	4,636	15,688	548	3,873	8,571
Income from operations	7,334	(6,129)	(1,494)	185	33,216	2,518	19,538	(88)	629	3,034
Other income (expense):										
Interest expense	(5,292)	(1,299)	(1,195)	(833)	(23,305)	(1,757)	(6,989)	(196)	(1,427)	(3,767)
Other income, net	1	-	-	-	64	-	2	-	-	1
Loss before income taxes	2,043	(7,428)	(2,689)	(648)	9,975	761	12,551	(284)	(798)	(732)
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-	-	-
Net loss	2,043	(7,428)	(2,689)	(648)	9,975	761	12,551	(284)	(798)	(732)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ 2,043	$ (7,428)	$ (2,689)	$ (648)	$ 9,975	$ 761	$ 12,551	$ (284)	$ (798)	$ (732)

	New Mexico	North Dakota	Ohio	Pennsylvania	South Carolina	Tennessee	Texas	Virginia	West Virginia
Net revenue	$ 7,339	$ 28,890	$ 83,123	$ 54,214	$ 32,349	$ 83,741	$ 120,255	$ 22,414	$ 54,570
Cost of revenue (exclusive of depreciation and amortization expense below)	7,507	23,153	70,222	38,781	25,188	80,249	118,055	22,118	45,580
Operating expenses:									
General and administrative	537	922	2,279	1,827	1,177	3,557	7,033	987	2,709
General and administrative - central support allocation	711	1,949	6,335	3,874	2,301	7,610	11,892	2,198	4,403
Depreciation and amortization	238	284	1,275	1,864	744	5,006	11,552	3,485	1,550
Loss on assets held for sale and divestitures	4	-	(2)	(14)	40	41	39	19	50
Total operating expenses	1,490	3,155	9,887	7,551	4,262	16,214	30,516	6,689	8,712
Income from operations	(1,658)	2,582	3,014	7,882	2,899	(12,722)	(28,316)	(6,393)	278
Other income (expense):									
Interest expense	(554)	(1,514)	(4,924)	(2,798)	(1,794)	(5,899)	(9,328)	(1,711)	(3,331)
Other income, net	-	-	1	1	-	1	4	-	1
Loss before income taxes	(2,212)	1,068	(1,909)	5,085	1,105	(18,620)	(37,640)	(8,104)	(3,052)
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-	-
Net loss	(2,212)	1,068	(1,909)	5,085	1,105	(18,620)	(37,640)	(8,104)	(3,052)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ (2,212)	$ 1,068	$ (1,909)	$ 5,085	$ 1,105	$ (18,620)	$ (37,640)	$ (8,104)	$ (3,052)

	Wisconsin	Wyoming	SCC	Overhead	Consolidated Totals
Net revenue	$ 43,835	$ 1,700	$ 97,375	$ -	$ 2,265,039
Cost of revenue (exclusive of depreciation and amortization expense below)	39,233	1,445	71,102	4,851	1,865,075
Operating expenses:					
General and administrative	2,022	127	5,768	20,432	103,708
General and administrative - central support allocation	3,535	147	4,836	(48,032)	125,527
Depreciation and amortization	471	103	7,259	27,315	103,374
Loss on assets held for sale and divestitures	14	-	(4)	1	1,342
Total operating expenses	6,042	377	17,859	(284)	333,951
Income from operations	(1,440)	(122)	8,414	(4,567)	66,013
Other income (expense):					
Interest expense	(2,757)	(112)	(5,270)	-	(135,703)
Other income, net	1	-	44	130	292
Loss before income taxes	(4,196)	(234)	3,188	(4,437)	(69,398)
(Benefit from) provision for income taxes	-	-	-	-	-
Net loss	(4,196)	(234)	3,188	(4,437)	(69,398)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ (4,196)	$ (234)	$ 3,188	$ (4,437)	$ (69,398)

See accompanying notes to these consolidated financial statements.

Pediatrics

Consolidating Statement of Operations
For the year ended September 30, 2025
(Unaudited)
(Amounts in thousands)

	Alabama	Arizona	Connecticut	Georgia	Indiana	Kentucky	Maryland	Massachusetts	Minnesota	New Jersey	North Carolina	North Dakota	Ohio	Pennsylvania	South Carolina	Texas	Overhead	Consolidated Totals
Net revenue	$ 8,814	$ 2,227	$ 4,456	$ 18,588	$ 7,656	$ -	$ 11,141	$ 79,607	$ 29,000	$ 15,141	$ 593	$ 10,879	$ 31,373	$ 35,279	$ 10,919	$ 6,840	$ -	$ 272,513
Cost of revenue (exclusive of depreciation and amortization expense below)	5,959	2,543	3,785	15,984	4,982	11	7,433	64,258	21,622	13,752	621	10,871	23,821	26,378	8,609	5,955	2,865	219,449
Operating expenses:																		
General and administrative	626	397	106	951	256	4	967	4,839	1,376	825	47	1,043	1,165	1,802	740	919	9,344	25,407
General and administrative - central support allocation	882	464	535	2,277	692	16	1,153	9,796	3,996	1,982	95	1,768	3,328	3,854	1,309	1,039	(18,497)	14,689
Depreciation and amortization	47	239	24	179	29	-	120	2,997	934	302	24	1,553	137	258	212	323	6,886	14,264
Loss on assets held for sale and divestitures	-	-	-	1	-	-	(31)	22	-	89	-	1	4	5	3	1	1	96
Total operating expenses	1,555	1,100	665	3,408	977	20	2,209	17,654	6,306	3,198	166	4,365	4,634	5,919	2,264	2,282	(2,266)	54,456
Income from operations	1,300	(1,416)	6	(804)	1,697	(31)	1,499	(2,305)	1,072	(1,809)	(194)	(4,357)	2,918	2,982	46	(1,397)	(599)	(1,392)
Other income (expense):																		
Interest expense	(435)	(209)	(256)	(1,121)	(342)	(8)	(581)	(4,726)	(1,618)	(983)	(45)	(798)	(1,639)	(1,863)	(639)	(468)	-	(15,731)
Other income, net	-	-	-	-	-	-	44	1	-	-	-	-	-	43	-	-	176	264
Loss before income taxes	865	(1,625)	(250)	(1,925)	1,355	(39)	962	(7,030)	(546)	(2,792)	(239)	(5,155)	1,279	1,162	(593)	(1,865)	(423)	(16,859)
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net loss	865	(1,625)	(250)	(1,925)	1,355	(39)	962	(7,030)	(546)	(2,792)	(239)	(5,155)	1,279	1,162	(593)	(1,865)	(423)	(16,859)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ 865	$ (1,625)	$ (250)	$ (1,925)	$ 1,355	$ (39)	$ 962	$ (7,030)	$ (546)	$ (2,792)	$ (239)	$ (5,155)	$ 1,279	$ 1,162	$ (593)	$ (1,865)	$ (423)	$ (16,859)

See accompanying notes to these consolidated financial statements.

NeuroRestorative Consolidating Statement of Operations For the year ended September 30, 2025 (Unaudited) (Amounts in thousands) Arizona Arkansas California Colorado Florida Georgia Illinois Iowa Kentucky Louisiana Maine Maryland Massachusetts Michigan Nevada New Hampshire New Jersey North Carolina Ohio Pennsylvania Rhode Island Tennessee Texas Utah Virginia Overhead Consolidated Totals Net revenue 1,083$ 11,521$ 77,269$ 7,280$ 97,525$ 6,072$ 52,840$ 8,498$ 33,339$ 2,695$ 18,054$ 17,735$ 33,253$ 93,584$ 30,802$ 11,657$ 22,100$ 4,815$ 327$ 10,204$ 5,078$ 1,279$ 53,134$ 18,045$ 10,859$ -$ 629,048$ Cost of revenue (exclusive of depreciation and amortization expense below) 740 10,133 64,688 7,828 64,845 3,091 37,615 5,956 27,826 1,883 14,818 11,444 23,071 57,299 24,230 8,656 20,995 2,214 (411) 10,015 2,715 718 33,169 16,915 5,601 9,398 465,452 Operating expenses: General and administrative 32 313 1,935 102 1,065 46 824 182 676 26 383 239 233 2,592 446 94 322 46 21 873 39 15 1,074 322 159 26,568 38,627 General and administrative - central support allocation 112 1,478 9,220 1,148 9,329 432 5,463 875 4,056 275 2,063 1,625 3,272 8,522 3,835 1,267 2,971 320 (26) 1,610 400 108 4,748 2,386 809 (35,394) 30,904 Depreciation and amortization 54 357 955 526 3,387 64 1,277 222 1,056 103 504 628 960 1,986 1,578 682 701 111 6 785 195 48 941 291 311 11,097 28,825 Loss on assets held for sale and divestitures - - 104 1 110 - 22 (8) (27) (10) (1) - (34) 27 2 5 (18) - 111 - 5 - (18) - 9 (3) 277 Total operating expenses 198 2,148 12,214 1,777 13,891 542 7,586 1,271 5,761 394 2,949 2,492 4,431 13,127 5,861 2,048 3,976 477 112 3,268 639 171 6,745 2,999 1,288 2,268 98,633 Income from operations 145 (760) 367 (2,325) 18,789 2,439 7,639 1,271 (248) 418 287 3,799 5,751 23,158 711 953 (2,871) 2,124 626 (3,079) 1,724 390 13,220 (1,869) 3,970 (11,666) 64,963 Other income (expense): Interest expense (60) (728) (4,610) (575) (4,753) (220) (2,720) (437) (2,033) (142) (1,029) (815) (1,681) (4,245) (2,925) (639) (1,509) (162) 28 (802) (206) (54) (2,427) (1,191) (415) (2) (34,352) Other income, net - - 1 - 1 - 1 - - - - - - 1 - - - - - - - - 4 - - 129 137 Loss before income taxes 85 (1,488) (4,242) (2,900) 14,037 2,219 4,920 834 (2,281) 276 (742) 2,984 4,070 18,914 (2,214) 314 (4,380) 1,962 654 (3,881) 1,518 336 10,797 (3,060) 3,555 (11,539) 30,748 (Benefit from) provision for income taxes - - - - - - - - - - - - - - - - - - - - - - - - - - - Net loss 85 (1,488) (4,242) (2,900) 14,037 2,219 4,920 834 (2,281) 276 (742) 2,984 4,070 18,914 (2,214) 314 (4,380) 1,962 654 (3,881) 1,518 336 10,797 (3,060) 3,555 (11,539) 30,748 Less: Net loss attributable to noncontrolling interests - - - - - - - - - - - - - - - - - - - - - - - - - - - Net loss attributable to National Mentor Holdings, Inc. 85$ (1,488)$ (4,242)$ (2,900)$ 14,037$ 2,219$ 4,920$ 834$ (2,281)$ 276$ (742)$ 2,984$ 4,070$ 18,914$ (2,214)$ 314$ (4,380)$ 1,962$ 654$ (3,881)$ 1,518$ 336$ 10,797$ (3,060)$ 3,555$ (11,539)$ 30,748$ See accompanying notes to these consolidated financial statements.

Community Services - California

Consolidating Statement of Operations
For the year ended September 30, 2025
(Unaudited)
(Amounts in thousands)

	CA MENTOR	California Mentor Family Home Agency, LLC	IFCS dba California Mentor	Horrigan Cole Enterprises, Inc.	First Step Independen t Living, Inc.	Unlimited Quest, Inc.	Loyds Liberty Homes, Inc.	SAR, PC	REM California	Consolidated Totals
Net revenue	$ 46,356	$ 69,548	$ 8,786	$ 64,103	$ 6,727	$ 8,246	$ 18,616	$ -	$ 34,273	$ 256,655
Cost of revenue (exclusive of depreciation and amortization expense below)	50,163	51,769	7,564	43,710	4,841	6,430	14,460	30	30,099	209,066
Operating expenses:										
General and administrative	5,908	1,231	302	231	43	19	360	-	404	8,498
General and administrative - central support allocation	(7,100)	8,298	1,244	7,022	803	1,043	2,475	2	5,031	18,818
Depreciation and amortization	1,019	145	198	770	157	120	638	15	1,379	4,441
Loss on assets held for sale and divestitures	3	2	-	1	1	-	(7)	-	73	73
Total operating expenses	(170)	9,676	1,744	8,024	1,004	1,182	3,466	17	6,887	31,830
Income from operations	(3,637)	8,103	(522)	12,369	882	634	690	(47)	(2,713)	15,759
Other income (expense):										
Interest expense	(3,093)	(3,594)	(559)	(3,027)	(352)	(449)	(1,127)	(1)	(2,224)	(14,426)
Other income, net	1	1	-	1	-	-	-	-	-	3
Loss before income taxes	(6,729)	4,510	(1,081)	9,343	530	185	(437)	(48)	(4,937)	1,336
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-	-	-
Net loss	(6,729)	4,510	(1,081)	9,343	530	185	(437)	(48)	(4,937)	1,336
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ (6,729)	$ 4,510	$ (1,081)	$ 9,343	$ 530	$ 185	$ (437)	$ (48)	$ (4,937)	$ 1,336

See accompanying notes to these consolidated financial statements.

Community Services - Arizona Consolidating Statement of Operations For the year ended September 30, 2025 (Unaudited) (Amounts in thousands) AZ MENTOR Spectrum Home Healthcare, LLC AZ Healthcare AZ Tungland Consolidated Totals Net revenue 88,954$ 1,286$ 5,973$ 64,928$ 161,141$ Cost of revenue (exclusive of depreciation and amortization expense below) 78,201 701 7,791 54,414 141,107 Operating expenses: General and administrative 4,147 14 383 696 5,240 General and administrative - central support allocation 3,624 83 1,464 7,785 12,956 Depreciation and amortization 1,379 7 706 2,784 4,876 Loss on assets held for sale and divestitures (40) 14 30 69 73 Total operating expenses 9,110 118 2,583 11,334 23,145 Income from operations 1,643 467 (4,401) (820) (3,111) Other income (expense): Interest expense (5,308) (52) (616) (3,960) (9,936) Other income, net 1 - - 1 2 Loss before income taxes (3,664) 415 (5,017) (4,779) (13,045) (Benefit from) provision for income taxes - - - - - Net loss (3,664) 415 (5,017) (4,779) (13,045) Less: Net loss attributable to noncontrolling interests - - - - - Net loss attributable to National Mentor Holdings, Inc. (3,664)$ 415$ (5,017)$ (4,779)$ (13,045)$ See accompanying notes to these consolidated financial statements.

Community Services - New Jersey Consolidating Statement of Operations For the year ended September 30, 2025 (Unaudited) (Amounts in thousands) New Jersey MENTOR - IDD REM New Jersey, Inc. D&S New Jersey Consolidated Totals Net revenue 1,775$ 46,852$ 16,285$ 64,912$ Cost of revenue (exclusive of depreciation and amortization expense below) 1,125 38,942 13,240 53,307 Operating expenses: General and administrative 168 904 104 1,176 General and administrative - central support allocation (431) 3,729 1,653 4,951 Depreciation and amortization 26 1,286 1,135 2,447 Loss on assets held for sale and divestitures - 15 (18) (3) Total operating expenses (237) 5,934 2,874 8,571 Income from operations 887 1,976 171 3,034 Other income (expense): Interest expense (56) (2,735) (976) (3,767) Other income, net - 1 - 1 Loss before income taxes 831 (758) (805) (732) (Benefit from) provision for income taxes - - - - Net loss 831 (758) (805) (732) Less: Net loss attributable to noncontrolling interests - - - - Net loss attributable to National Mentor Holdings, Inc. 831$ (758)$ (805)$ (732)$ See accompanying notes to these consolidated financial statements.

Community Services - West Virginia Consolidating Statement of Operations For the year ended September 30, 2025 (Unaudited) (Amounts in thousands) REM Community Options, Inc REM West Virginia, Inc Consolidated Totals Net revenue 37,160$ 17,410$ 54,570$ Cost of revenue (exclusive of depreciation and amortization expense below) 30,246 15,334 45,580 Operating expenses: General and administrative 1,855 854 2,709 General and administrative - central support allocation 2,813 1,590 4,403 Depreciation and amortization 338 1,212 1,550 Loss on assets held for sale and divestitures (86) 136 50 Total operating expenses 4,920 3,792 8,712 Income from operations 1,994 (1,716) 278 Other income (expense): Interest expense (2,131) (1,200) (3,331) Other income, net - 1 1 Loss before income taxes (137) (2,915) (3,052) (Benefit from) provision for income taxes - - - Net loss (137) (2,915) (3,052) Less: Net loss attributable to noncontrolling interests - - - Net loss attributable to National Mentor Holdings, Inc. (137)$ (2,915)$ (3,052)$ See accompanying notes to these consolidated financial statements.

Community Services - Indiana

Consolidating Statement of Operations
For the year ended September 30, 2025
(Unaudited)
(Amounts in thousands)

	IN Supported Living	IN MENTOR Waiver Services	REM Indiana, Inc	REM Occazio, LLC	REM Indiana Community Services, Inc	Transitional Services, LLC	Bridges of Indiana, Inc.	Consolidated Totals
Net revenue	$ 27,422	$ 7,666	$ 21,763	$ 13,821	$ 10,829	$ 8,998	$ 15,807	$ 106,306
Cost of revenue (exclusive of depreciation and amortization expense below)	25,103	6,978	22,701	12,616	9,483	8,709	13,473	99,063
Operating expenses:								
General and administrative	1,189	-	1,462	281	52	243	539	3,766
General and administrative - central support allocation	887	1,577	1,135	1,914	887	940	2,084	9,424
Depreciation and amortization	363	22	632	296	194	190	678	2,375
Loss on assets held for sale and divestitures	8	-	2	36	13	2	-	61
Total operating expenses	2,447	1,599	3,231	2,527	1,146	1,375	3,301	15,626
Income from operations	(128)	(911)	(4,169)	(1,322)	200	(1,086)	(967)	(8,383)
Other income (expense):								
Interest expense	(1,666)	(516)	(1,695)	(962)	(640)	(646)	(1,002)	(7,127)
Other income, net	-	-	-	-	-	-	2	2
Loss before income taxes	(1,794)	(1,427)	(5,864)	(2,284)	(440)	(1,732)	(1,967)	(15,508)
(Benefit from) provision for income taxes	-	-	-	-	-	-	-	-
Net loss	(1,794)	(1,427)	(5,864)	(2,284)	(440)	(1,732)	(1,967)	(15,508)
Less: Net loss attributable to noncontrolling interests	-	-	-	-	-	-	-	-
Net loss attributable to National Mentor Holdings, Inc.	$ (1,794)	$ (1,427)	$ (5,864)	$ (2,284)	$ (440)	$ (1,732)	$ (1,967)	$ (15,508)

See accompanying notes to these consolidated financial statements.

Community Services - Iowa Consolidating Statement of Operations For the year ended September 30, 2025 (Unaudited) (Amounts in thousands) REM Iowa, Inc REM Developmental Services, Inc REM Iowa Community Services, Inc Consolidated Totals Net revenue 15,549$ 3,858$ 73,500$ 92,907$ Cost of revenue (exclusive of depreciation and amortization expense below) 14,313 3,095 54,841 72,249 Operating expenses: General and administrative 1,741 243 1,858 3,842 General and administrative - central support allocation (20) 301 6,551 6,832 Depreciation and amortization 570 543 1,479 2,592 Loss on assets held for sale and divestitures (26) (7) 91 58 Total operating expenses 2,265 1,080 9,979 13,324 Income from operations (1,029) (317) 8,680 7,334 Other income (expense): Interest expense (1,059) (269) (3,964) (5,292) Other income, net - - 1 1 Loss before income taxes (2,088) (586) 4,717 2,043 (Benefit from) provision for income taxes - - - - Net loss (2,088) (586) 4,717 2,043 Less: Net loss attributable to noncontrolling interests - - - - Net loss attributable to National Mentor Holdings, Inc. (2,088)$ (586)$ 4,717$ 2,043$ See accompanying notes to these consolidated financial statements.